EXHIBIT 10.4

LOAN AGREEMENT WITH FIRST THROUGH SEVENTH AMENDMENTS

LOAN AGREEMENT

among

LITHIA MOTORS, INC.,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

U.S. BANK NATIONAL ASSOCIATION,

as Agent

Dated as of August 31, 2006

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ARTICLE 6. TAXES, YIELD PROTECTION AND ILLEGALITY		24

6.1	Taxes	24
6.2	Increased Costs	24
6.3	Unavailability or Illegality	25
6.4	Capital Adequacy	25
6.5	Request for Compensation	25

ARTICLE 7. SECURITY AND GUARANTIES		26

7.1	Security	26
7.2	Guaranties	27
7.3	Joinder	27

ARTICLE 8. CONDITIONS PRECEDENT		27

8.1	Initial Conditions Precedent	27
8.2	Conditions Precedent to Each Loan and Letter of Credit	29

ARTICLE 9. REPRESENTATIONS AND WARRANTIES		30

9.1	Existence and Power	30
9.2	Power and Authority	30
9.3	Operation of Business	30
9.4	Governmental Approval	30
9.5	Litigation	30
9.6	Financial Condition	31
9.7	Taxes	31
9.8	Franchise Agreements; Material Business Relationships	31
9.9	Other Agreements	31
9.10	Burdensome Obligations	32
9.11	Security Interest	32
9.12	Compliance with Laws	32
9.13	ERISA	32
9.14	Information	32
9.15	Enforceability	32
9.16	Ownership and Liens	33
9.17	Ownership of Equity Interests	33
9.18	Labor Disputes and Acts of God	33
9.19	Regulated Entities	33
9.20	Solvency	33
9.21	Continuing Representations and Warranties	33

ARTICLE 10. FINANCIAL COVENANTS AND INFORMATION		34

10.1	Financial Covenants	34
10.2	Financial Information	35

ARTICLE 11. AFFIRMATIVE COVENANTS		37

11.1	Maintenance of Existence and Permits	37
11.2	ERISA Compliance	37
11.3	Inspection Rights	37

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11.4	Collateral Audits	37
11.5	Keeping of Books and Records	38
11.6	Maintenance of Properties, Etc.	38
11.7	Other Obligations	38
11.8	Insurance	38
11.9	Compliance with Laws	39
11.10	Agreements with Sellers	39
11.11	Management	39
11.12	Landlord’s Consents	39
11.13	Notification	39
11.14	Further Assurances	40
11.15	Deposit Accounts	40

ARTICLE 12. NEGATIVE COVENANTS		41

12.2	Guaranties, Etc.	42
12.3	Liens	42
12.4	Restricted Payments	43
12.5	Subordinated Debt	44
12.6	Loans and Investments	44
12.7	Transactions with Affiliates	45
12.8	Type of Business	45
12.9	Structure	45
12.10	Debt	46
12.11	Margin Stock; Speculation	47
12.12	Restrictive Agreements	47
12.13	Permitted Acquisitions	48
12.14	Fiscal Year	49
12.15	Lithia Real Estate, Inc.	49

ARTICLE 13. DEFAULT AND REMEDIES		50

13.1	Events of Default	50
13.2	Consequences of Default; Rights and Remedies	52

ARTICLE 14. HAZARDOUS SUBSTANCES		53

14.1	Representations and Warranties	53
14.2	Activities	53
14.3	Inspections	53
14.4	Release and Indemnity	53
14.5	Survival	54

ARTICLE 15. AGENCY PROVISIONS		54

15.1	Authorization	54
15.2	Duties and Obligations	55
15.3	Agent in Individual Capacity	55
15.4	Independent Credit Decisions	55
15.5	Indemnification	56
15.6	Successor Agent	56

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15.7	Notice of Default	56
15.8	Defaulting Lenders	56
15.9	U.S. Bank Deposit Accounts	57

ARTICLE 16. MISCELLANEOUS		57

16.1	Payment of Expenses and Taxes	57
16.2	Successors and Assigns	58
16.3	Participations	59
16.4	Assignments	59
16.5	Register	60
16.6	Information	60
16.7	Sharing of Payments	61
16.8	Setoff; Security Interest	61
16.9	Amendments and Waivers	61
16.10	Waiver; Cumulative Remedies	62
16.11	Notices	63
16.12	Integration; Conflicting Terms	63
16.13	Governing Law	64
16.14	Jurisdiction and Venue	64
16.15	Documents Satisfactory to Agent and Required Lenders	64
16.16	Exhibits	64
16.17	Counterparts	64
16.18	Severability	64
16.19	Construction	64
16.20	USA Patriot Act Notice	64
16.21	Confidentiality	65
16.22	Waiver of Jury Trial	65
16.23	Disclosure	66

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EXHIBIT A	-	REVOLVING NOTE
EXHIBIT B	-	(INTENTIONALLY OMITTED)
EXHIBIT C	-	JOINDER AGREEMENT
EXHIBIT D	-	COMPLIANCE CERTIFICATE
EXHIBIT E	-	BORROWING BASE CERTIFICATE
EXHIBIT F	-	ASSIGNMENT AGREEMENT
EXHIBIT G	-	PLEDGE AGREEMENT
EXHIBIT H	-	SECURITY AGREEMENT
EXHIBIT I	-	AIRCRAFT SECURITY AGREEMENT

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LOAN AGREEMENT

This Loan Agreement is entered into as of August 31, 2006, among Lithia Motors, Inc., an Oregon corporation (“Borrower”), each financial institution listed on the signature pages of this Agreement or which hereafter becomes a party hereto (each a “Lender” and any two or more, “Lenders”); and U.S. Bank National Association (“U.S. Bank”), as agent for the Lenders (in such capacity, “Agent”).

ARTICLE 1.

DEFINITIONS AND INTERPRETIVE PROVISIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Access Laws” means the Americans With Disabilities Act of 1990; the Fair Housing Amendments Act of 1988; all other federal, state and local laws or ordinances related to disabled access; and all statutes, rules, regulations, ordinances, orders of governmental bodies and regulatory agencies and orders and decrees of any court adopted, enacted or issued with respect thereto; all as now existing or hereafter amended or adopted.

“Acquisition” has the meaning set forth in Section 12.13.

“Acquisition Subsidiary” has the meaning set forth in Section 12.13(d).

“Adjusted Funded Debt” has the meaning set forth in Section 10.1.4.

“Affiliate” means with respect to any Person (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock or other ownership interests having ordinary voting power of such Person; (b) each Person that Controls, is Controlled by or is under common Control with such Person or any Affiliate of such Person; and (c) each of such Person’s executive officers, directors, joint venturers, members and general partners.

“Agent” has the meaning set forth in the introductory paragraph.

“Agent-Related Persons” has the meaning set forth in Section 15.5.

“Aircraft Security Agreement” means an Aircraft and Flight Equipment Security Agreement substantially in the form attached hereto as Exhibit I.

“Applicable Law” means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

“Assignee” has the meaning set forth in Section 16.4.

“Assignment Agreement” has the meaning set forth in Section 16.4.2.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or retained counsel and of any in-house or internal counsel whether or not litigation or arbitration is commenced, and if litigation or arbitration is commenced shall include fees and disbursements incurred at trial, in any appellate proceeding, bankruptcy proceeding (including efforts to modify or vacate any automatic stay or injunction) or receivership, and post-judgment attorney fees incurred in enforcing any judgment.

“Base Rate” means, as of any date of determination, the greatest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Rate in effect on such date plus 1.50% or (c) the Daily Reset LIBOR Rate in effect on such date plus 2.0%.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrowing Base” means, as of any date of determination, an amount equal to 75% of (a) the net book value of Program Vehicles and Used Vehicles of the Dealerships in which Agent has a perfected security interest and which have been owned or held for sale or lease by any Dealership for 180 days or less; minus (b) the sum of (i) the aggregate outstanding principal balance of the Floor Plan Financing owed to all Floor Plan Lenders to finance such Program Vehicles and/or Used Vehicles, and (ii) the principal amount of any other indebtedness or obligation to any Person (other than the Obligations) which is secured by the Program Vehicles and/or Used Vehicles, including but not limited to amounts owing to holders of any lien or security interest in a Used Vehicle at the time it is traded in, sold to, or otherwise acquired by any Dealership.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, Minnesota or New York, New York are authorized or required by law to close.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash Equivalent Investment” means at any time, (a) direct obligations of, or which are guaranteed by, the United States of America, or any agency thereof, maturing not more than one year from the date of acquisition thereof; (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 (or its equivalent) by Standard & Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investor Service, Inc.; (c) any certificate of deposit, time deposit account, or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any commercial banking institution organized under the laws of the United States or a state thereof or that is a Lender, and that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.00; (d) any repurchase agreement entered into with a commercial banking institution satisfying the criteria in clause (c) that (i) is secured by a fully perfected first priority security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; (e) shares of money market mutual funds within the definition of Rule 2a-7 promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940; and (f) other cash equivalent investments approved by the Agent.

“Change in Control” means:

(a) Lithia Holding Company, L.L.C. (“LHC”) ceases to directly own more than 51% of the voting power of Borrower’s capital stock ordinarily having the right to vote at an election of directors, or the Principal ceases to Control LHC (through the ownership of voting membership interests or by contract or otherwise);

(b) Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the outstanding capital stock of Borrower is reclassified or changed into or exchanged for (i) cash or Cash Equivalent Investments or (ii) securities, and the holders of the capital stock in Borrower immediately prior to such transaction do not, as a result of such transaction, own, directly or indirectly, more than 51% of the combined voting power of Borrower’s capital stock or the capital stock of its successor entity in such transaction.

“Closing Date” means the date on which all conditions precedent in Section 8.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax statute or code and the regulations and published interpretations promulgated thereunder.

“Collateral” has the meaning set forth in Section 7.1.1.

“Collateral Subsidiary” means all Subsidiaries granting a security interest to Agent and the Lenders hereunder which shall include all present and future Subsidiaries.

“Commitment” or “Commitments” means, as to any Lender, such Lender’s Revolving Loan Commitment, and/or Letter of Credit Commitment.

“Contingent Obligation” means any guarantee of Debt or any other obligation of any other Person or any assurance with respect to the financial condition of any other Person, whether direct, indirect or contingent, including, without limitation, any purchase or repurchase agreement or keep-well, take-or-pay, through-put or other arrangement of whatever nature having the effect of assuring or holding harmless any Person against loss with respect to any obligation of such other Person; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person subject to such obligation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlled by” shall have the concomitant meaning.

“Daily Reset LIBOR Rate” means the one-month LIBOR rate quoted by Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect on and reset on each Business Day, adjusted for any Reserve Requirements and any subsequent costs arising from a change in government regulation. Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“DCFS” has the meaning set forth in Section 8.1.6.

“DCFS Loan Agreement” has the meaning set forth in Section 8.1.6.

“DDA” has the meaning set forth in Section 3.8.2.

“Dealership” means a Subsidiary of Borrower whose primary business is the retail sales or retail sale and lease of new and/or used automobiles and trucks.

“Debt” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (d) all obligations under letters of credit, bankers’ and trade acceptances, surety bonds and similar instruments, (e) all obligations under Interest Rate Protection Agreements, (f) all obligations as lessee under Capital Leases or Synthetic Leases, (g) all obligations that are required in accordance with GAAP to be included as liabilities on such Person’s balance sheet, (h) all Contingent Obligations, and (i) all Debt referred to in clause (a), (b), (c), (d), (e), (f), (g), and (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, and (j) if any of the events described in Section 13.1.12 have occurred with respect to any Plan, the liability, if any, related thereto. For purposes of this definition, the Debt of any Person shall include the indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Default” means any Event of Default or any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 5.1.2.

“Defaulting Lender” has the meaning set forth in Section 15.8.

“Disclosure Schedule” means the Disclosure Schedule attached hereto.

“Dollar” or “$” means lawful money of the United States of America.

“EBITDA” has the meaning set forth in Section 10.1.3.

“EBITDAR” has the meaning set forth in Section 10.1.3.

“Environmental Laws” means all local, state and federal laws, rules, regulations and ordinances pertaining to Hazardous Substances and environmental regulation, contamination or clean-up, all as now existing or hereafter amended or adopted (including, without limitation, the federal statutes known as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, Resource Conservation and Recovery Act of 1976, Superfund Amendments and Reauthorization Act of 1986 and the Hazardous Materials Transportation Act).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and regulations promulgated thereunder.

“ERISA Affiliate,” as applied to a Loan Party, means any Person or trade or business which is a member of a group which is under common control with such Loan Party and which, together with such Loan Party, is treated as a single employer within the meaning of Section 414 of the Code.

“Event of Default” means the occurrence of any event described in Section 13.1.

“Excluded Funded Debt” has the meaning set forth in Section 12.10(m).

“Existing Letters of Credit” has the meaning set forth in Section 4.2.

“Expiration Date” means October 31, 2010, or such earlier date as may be applicable due to acceleration of Obligations in accordance with the terms of this Agreement.

“Federal Funds Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 10.1.3.

“Floor Plan Financing” means extensions of credit to Borrower or a Collateral Subsidiary (other than extensions of credit under this Agreement), all proceeds of which are used to purchase or finance New Vehicles, Service Loaner Vehicles, or Program Vehicles.

“Floor Plan Lender” means a Person providing Floor Plan Financing to Borrower or any Subsidiary of Borrower.

“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time, and the regulations promulgated thereunder.

“Franchise Agreement” has the meaning set forth in Section 9.8.

“Funded Debt” means Debt of the type described in clauses (a), (b), (c), and (f) of the definition of Debt, provided, however, that Funded Debt shall not include unsecured trade accounts payable incurred in the ordinary course of business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) which are applicable to the circumstances as of the date of application.

“Governmental Approval” means any authorization, consent, approval, certificate of compliance, license, permit, or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

“Governmental Body” means (a) any foreign or domestic federal, state or local government or municipality or political subdivision of any government or municipality, (b) any assessment, improvement, community facilities or other special taxing district, (c) any governmental or quasi-governmental body, authority, board, bureau, commission, corporation, department, instrumentality or public body, (d) any court, administrative tribunal, arbitrator, public utility or regulatory body, or (e) any central bank or comparable authority.

“Guarantor” or “Guarantors” means each Person who at any time executes a Guaranty for the benefit of Agent and the Lenders which shall include each present and future Subsidiary of Borrower.

“Guaranty” means each guaranty of any Obligations of Borrower to Agent and the Lenders heretofore, contemporaneously herewith or hereafter executed by any Person.

“Hazardous Substance” means (a) any substance or material now or hereafter defined or designated as a hazardous, toxic or radioactive material, waste or substance, or as a pollutant or contaminant (or designated by any other similar term), by any Environmental Law now or hereafter in effect; (b) asbestos and any substance or compound containing asbestos; (c) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (d) urea formaldehyde foam insulation; (e) polychlorinated biphenyls (PCBs); (f) radon; and (g) any other chemical, material, or substance, exposure to which (because of its quantity, concentration, or physical or chemical characteristics) is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

“Indemnified Persons” has the meaning set forth in Section 14.4.

“Initial Condition” has the meaning set forth in Section 8.1.

“Interest Rate Protection Agreements” means interest rate swap, cap or collar agreements, options on any of the foregoing, and any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

“Investments” has the meaning set forth in Section 12.6.

“Issuing Lender” means U.S. Bank as issuer of Letters of Credit.

“Landlord’s Consent” has the meaning set forth in Section 11.12.

“LC Agreement” has the meaning set forth in Section 4.3.

“LC Application” has the meaning set forth in Section 4.3.

“LC Outstandings” means, as of any date of determination, (a) the aggregate maximum principal amount available to be drawn under all outstanding Letters of Credit issued by Issuing Lender for the account of Borrower, plus (b) the aggregate face amount of all payments made by Issuing Lender under such Letters of Credit which amounts have not been reimbursed by Borrower.

“LFC Loan Agreement” has the meaning set forth in Section 8.1.7.

“LRE” means Lithia Real Estate, Inc., an Oregon corporation.

“Lender” has the meaning set forth in the introductory paragraph and includes, as the context requires, the Issuing Lender.

“Letter of Credit” or “Letters of Credit” means any one or more of the Existing Letters of Credit and any letters of credit issued pursuant to Article 4.

“Letter of Credit Commitment” means an amount equal to $1,000,000.00.

“Liabilities to Tangible Net Worth Ratio” has the meaning set forth in Section 10.1.4.

“LIBOR Rate” means the one-month LIBOR rate quoted by Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two Business Days prior to the beginning of each calendar month, adjusted for any Reserve

Requirements and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month; provided, however, if the first Loan is made other than on the first day of the month, the initial monthly LIBOR Rate shall be that one-month LIBOR rate in effect two Business Days prior to the date of the initial Loan, which rate shall be in effect for the remaining days of the month in which such Loan is made; such monthly LIBOR Rate to be reset at the beginning of each succeeding month. Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the interest of a lessor under a Capital Lease or Synthetic Lease and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence of any of the foregoing).

“Loan” or “Loans” means any one or more of the Revolving Loans.

“Loan Documents” means this Agreement, the Notes, the LC Agreements, the Letters of Credit, the LC Applications, the Security Documents, the Guaranties, and all other documents and instruments attached hereto, referred to herein, heretofore or contemporaneously herewith or hereafter executed or delivered to Agent and the Lenders by any Loan Party in connection with the Obligations of any Loan Party to the Lenders.

“Loan Fee” has the meaning set forth in Section 2.6.

“Loan Party” or “Loan Parties” means any one or more of Borrower, Guarantors and Collateral Subsidiaries.

“Majority Acquisition” means any Acquisition of Equity Interests of an entity, in which the Borrower is not permitted to hold 100% of such equity interests because of limitations imposed by the relevant manufacturer’s Franchise Agreement.

“Material Adverse Effect” means a (a) material adverse change in or material adverse effect upon the business, management, properties, prospects, condition (financial or otherwise), assets or operations of the Borrower, or the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect upon or material impairment in (i) the attachment, perfection, or priority of the security interests of Agent and the Lenders in the Collateral or in the value of any material part of the Collateral; (ii) the ability of Borrower or Borrower and the other Loan Parties taken as a whole to perform its or their obligations under this Agreement or any other Loan Document; or (iii) the legality, validity, binding effect or enforceability of or the rights and remedies available to Agent and the Lenders under this Agreement or any other Loan Document.

“Maximum Amount” means, as of any date of determination, the lesser of (a) the Total Revolving Loan Commitment; and (b) the Borrowing Base at such time.

“Measurement Period” has the meaning set forth in Section 10.1.3.

“Monthly Payment Date” means the twentieth day of each month.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA.

“New Vehicle” means a Vehicle that is held by a Dealership for sale or lease in the ordinary course of business, has never been owned except by a manufacturer, distributor or dealer, and has never been registered or titled.

“Note” or “Notes” means any one or more of the Revolving Notes.

“Obligations” means all present and future Loans, LC Outstandings, and other debts, liabilities, obligations, covenants, warranties, duties and obligations of Borrower to Agent and the Lenders under the Notes, the LC Agreements, LC Applications, the Letters of Credit, this Agreement and the other Loan Documents, whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and including without limitation principal, interest, fees, Attorney Costs, expenses and charges relating to any of the foregoing.

“Participant” has the meaning set forth in Section 16.3.1.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition which is permitted by Section 12.13.

“Permitted Liens” means Liens permitted by Section 12.3, together with any Liens to which Required Lenders have consented in writing.

“Permitted Restrictions” means restrictions on the ability of any Subsidiary to declare or pay any dividend or make other distributions, or to advance or loan funds, to the Borrower, to grant Liens on the assets of such Subsidiary to secure Obligations of Borrower or to guaranty the Obligations: (a) as set forth on the Disclosure Schedule on the Closing Date, including restrictions imposed by existing Floor Plan Financing arrangements; (b) pursuant to modifications to Floor Plan Financing arrangements in effect on the Closing Date, provided that such modifications are not materially more restrictive; (c) pursuant to Floor Plan Financing arrangements with any Floor Plan Lender other than a Person which is a Floor Plan Lender on the Closing Date; (d) applicable to a Person at the time such Person becomes a Subsidiary and not created in contemplation of such an event; (e) resulting from manufacturer-imposed modifications to any Franchise Agreement; or (f) imposed by applicable law.

“Person” means any natural person, corporation, general or limited partnership, joint venture, limited liability company, trust, association, unincorporated organization, government or governmental agency, political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which any Loan Party or an ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a pledge agreement substantially in the form attached hereto as Exhibit G.

“Prime Rate” means the rate established by Agent from time to time as its prime rate, which is set by Agent in its sole discretion and is not necessarily the lowest rate charged by Agent to any borrower or class of borrowers. When the Prime Rate is applicable, the interest rate will change automatically and correspondingly on the date of each change in the Prime Rate.

“Principal” means Sidney D. DeBoer, Bryan DeBoer or another successor, or successors, reasonably acceptable to Agent and the Required Lenders.

“Program Vehicle” means a Vehicle (other than a New Vehicle or a Service Loaner Vehicle) that is held by a Dealership for sale or lease in the ordinary course of business and that is obtained directly from a manufacturer, distributor, or Floor Plan Lender (including electronic or on-line purchases) or through an auction conducted at the direction of, or sponsored by, a manufacturer, distributor, or Floor Plan Lender.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Properties” has the meaning set forth in Section 11.6.

“Pro Rata Share” means (a) with respect to the Revolving Loan Commitment, Revolving Loan Exposure, or Revolving Loans of any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; (b) with respect to the Letters of Credit issued by the Issuing Lender, the Issuing Lender’s 100% interest in the Letters of Credit; (c) with respect to any Lender’s participating interest in Letters of Credit and drawings thereunder and its obligation to reimburse Issuing Lender for any drawing under Letters of Credit, the percentage obtained by dividing the Revolving Loan Exposure of that Lender by the Revolving Loan Exposure of all Lenders; and (d) with respect to the total Obligations, Commitments, Loans, and Letters of Credit of any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Exposure of that Lender, by (ii) the sum of the aggregate Revolving Loan Exposure of all Lenders.

“Register” has the meaning set forth in Section 16.5.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which reporting has not been waived under applicable regulations.

“Required Lenders” means Lenders holding 66% or more of the sum of the Revolving Loan Exposure of all Lenders; provided, however, that so long as U.S. Bank is the only Lender, Required Lenders shall mean U.S. Bank.

“Reserve Requirements” means the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property) on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party, or any option, warrant or other right to acquire any such Equity Interests in any Loan Party.

“Revolving Loan” has the meaning set forth in Section 2.1.1.

“Revolving Loan Borrowing” means a revolving loan borrowing consisting of the Revolving Loans to be made by the Lenders on any date.

“Revolving Loan Borrowing Rate” has the meaning set forth in Section 5.1.

“Revolving Loan Commitment” means, with respect to any Lender at any time, the amount set forth as such for such Lender on Schedule 1 hereto as it may be amended from time to time.

“Revolving Loan Exposure” means, with respect to any Lender at any time (a) prior to the termination of the availability of Revolving Loans, such Lender’s Revolving Loan Commitment, and (b) after the termination of the availability of Revolving Loans, (i) the aggregate outstanding principal amount of the Revolving Loans of such Lender, plus (ii) the aggregate amount of such Lender’s participation interests (whether funded or unfunded) in the Letters of Credit and drawings thereunder (or, in the case of the Issuing Lender, the aggregate LC Outstandings, net of the participation interests of the other Lenders).

“Revolving Note” has the meaning set forth in Section 2.3.

“Security Agreement” means a security agreement substantially in the form attached hereto as Exhibit H.

“Security Documents” means and includes the Security Agreement, the Pledge Agreement, and all deeds of trust, assignments, mortgages, security agreements, bank account control agreements, and other documents executed by any Person at any time to evidence and/or perfect security interests in the Collateral, including documents executed pursuant to Section 7.1.2.

“Seller Agreement” means any material agreement between a Borrower and a manufacturer, distributor or other seller of New Vehicles (including without limitation Franchise Agreements, distribution agreements and the like).

“Service Loaner Vehicle” means a Vehicle that is obtained by a Dealership directly from a manufacturer or distributor and which is (a) used for short-term rental in the ordinary course of business or as a service loaner, (b) leased to employees for terms of up to one year, or (c) a “donation vehicle” which is loaned to educational institutions for their use.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the total amount of the liabilities (including,

without limitation, the net present value of contingent liabilities discounted by the probability that the contingency will occur) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital.

“Subordinated Debt” means unsecured subordinated debt of Borrower that has subordination terms, covenants, pricing and other terms that have been approved in writing by the Required Lenders.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or Controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise requires, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of Borrower.

“Sweep Advance” has the meaning set forth in Section 2.7.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Tangible Net Worth” has the meaning set forth in Section 10.1.4.

“Taxes” has the meaning set forth in Section 6.1.

“Title Documents” means all manufacturer’s certificates of origin, manufacturers’ statements of origin, certificates of title, certificates of ownership and any other documents evidencing ownership of a motor vehicle or the transfer of ownership of a motor vehicle from a manufacturer or another dealer to a Dealership, and all warehouse receipts, bills of lading and other negotiable documents of title.

“Total Revolving Loan Commitment” means an amount equal to $50,000,000.

“Used Vehicle” means a Vehicle which is held by a Dealership for sale in the ordinary course of business and which is not a New Vehicle, Service Loaner Vehicle, or Program Vehicle.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Bank Control Agreement” has the meaning set forth in Section 15.9.

“Vehicle” means an automobile, truck, van, or other motor vehicle.

“Vehicle Equity” means, as of any date of determination, (a) the sum of: (i) amounts which are owed to the Dealerships by financial institutions or finance companies which are not Affiliates of any Loan Party for the purchase by such institutions of retail installment contracts and leases arising from the sale or lease of New Vehicles, Used Vehicles and Program Vehicles (contracts in transit) and in which Agent has a perfected first priority security interest, (ii) amounts which are owed to the Dealerships by retail customers for the purchase or lease of New Vehicles, Used Vehicles and Program Vehicles, which consist of interim financing provided by a Dealership prior to the customer’s obtaining permanent financing, and in which Agent has a perfected first priority security interest, (iii) cash on deposit in deposit accounts of Borrower and its Subsidiaries in which Agent has a perfected first priority security interest, (iv) the net book value of the New Vehicles of the Dealerships in which Agent has a perfected security interest, and (v) the net book value of the Program Vehicles and Used Vehicles of the Dealerships in which Agent has a perfected security interest; minus (b) the sum of (i) the aggregate outstanding principal balance of the Floor Plan Financing owed to all Floor Plan Lenders, (ii) the outstanding principal balance of the Loans and LC Outstandings, and (iii) the principal amount of any other indebtedness or obligation to any Person (other than the Obligations) which is secured by the New Vehicles, Program Vehicles and/or Used Vehicles, including but not limited to amounts owing to holders of any lien or security interest in a Used Vehicle at the time it is traded in, sold to, or otherwise acquired by any Dealership.

1.2 Other Interpretive Provisions.

1.2.1 Unless otherwise specified, the words “herein,” “hereof,” hereto,” “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement and subsection, Section, and exhibit references are to this Agreement.

1.2.2 The word “or” shall not be exclusive; the singular includes the plural and the plural includes the singular; the masculine, the feminine and neuter gender, each include the masculine, feminine and neuter gender; and the word “including” is not limiting and means “including without limitation.”

1.2.3 References to any Loan Document shall mean such Loan Document as amended, modified, supplemented or extended from time to time and any number of substitutions, renewals, restatements, consolidations, and replacements thereof or therefor.

1.2.4 References to governmental laws, statutes, ordinances, rules and regulations shall be construed as including all amendments, consolidations and replacements thereof or therefor.

1.2.5 Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.2.6 Terms used herein without definition which are defined in the Uniform Commercial Code shall have the meanings given to them in such Uniform Commercial Code.

1.2.7 Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial information or computations shall be prepared or computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders, and Agent agree to negotiate in good faith to amend this Agreement in such respects as is necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective before such change in GAAP, provided, however, that until the Borrower, the Lenders and Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect on the date of this Agreement.

ARTICLE 2.

REVOLVING LOANS

2.1 Revolving Loan Commitment.

2.1.1 Maximum Amount. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make loans (each a “Revolving Loan” and collectively, the “Revolving Loans”) to Borrower on a revolving credit basis during the period from the Closing Date to but not including the Expiration Date; provided that (a) the aggregate outstanding principal balance of the Revolving Loans made by each Lender, plus the outstanding principal balance of such Lender’s participating interest in the Letters of Credit shall not at any time exceed an amount equal to such Lender’s Revolving Loan Commitment; (b) the outstanding principal balance of all Revolving Loans shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Amount, and (c) the outstanding principal balance of all Revolving Loans, plus the LC Outstandings shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Amount.

2.1.2 Term. Subject to the terms and conditions hereof, Borrower may borrow, prepay and reborrow Revolving Loans. The commitment of the Lenders to make Revolving Loans shall terminate automatically and permanently on the Expiration Date and no Revolving Loans shall be made on or after that date.

2.2 Purpose of Revolving Loans. Borrower shall use the proceeds of the Revolving Loans solely to finance used vehicles, for its general corporate purposes, to fund Sweep Advances, and to finance Permitted Acquisitions.

2.3 Revolving Notes. The Revolving Loans to be made by each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto, payable to the order of such Lender and in the principal amount of such Lender’s Revolving Loan Commitment (each, a “Revolving Note” and collectively, the “Revolving Notes”).

2.4 Requests for Revolving Loans. Whenever Borrower wishes to obtain Revolving Loans, Borrower shall give Agent irrevocable notice thereof no later than 11:00 a.m. (Pacific Time) on the date of the requested borrowing. Such notice shall specify the requested borrowing date (which must be a Business Day), the amount of the Revolving Loan Borrowing, and include any other information and documentation reasonably requested by Agent.

2.5 Payments.

2.5.1 Interest Payments. Interest on the unpaid principal balance of the Revolving Notes shall be paid monthly in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each Monthly Payment Date commencing the month immediately following the Closing Date and continuing thereafter. All accrued interest outstanding on the Expiration Date shall be due and payable in full on the Expiration Date. All interest payments on the Revolving Notes shall be made to Agent for the benefit of the Lenders based upon their respective Revolving Loan Pro Rata Shares.

2.5.2 Voluntary Principal Payments. Borrower may make voluntary repayments of all or any portion of the outstanding principal balance of the Revolving Loans if (unless such repayment is made pursuant to section 2.7) Borrower gives Agent written or telephonic notice of such voluntary repayment no later than 11:00 a.m. Pacific Time at least one Business Day prior to the date of such repayment. Such notice shall specify the anticipated date of the voluntary repayment and the principal amount of the Revolving Loans that will be repaid on such date. Any voluntary repayment of the Revolving Loans that is received by Agent without such notice shall be deemed to have been received by Agent on the Business Day after such payment is actually received by Agent and interest shall accrue on the amounts so repaid through the date of such deemed receipt. All payments under this Section 2.5.2 shall be made to Agent for the benefit of the Lenders based upon their respective Revolving Loan Pro Rata Shares.

2.5.3 Principal Payment at Maturity. The entire outstanding principal balance of the Revolving Notes plus all interest accrued thereon shall be due and payable in full on the Expiration Date. Such payments shall be made to Agent for the benefit of the Lenders based upon their respective Revolving Loan Pro Rata Shares.

2.6 Revolving Loan Fee. Borrower shall pay to Agent, for the account of the Lenders, a fee (the “Loan Fee”) in an amount equal to .20% per annum on the amount, calculated on a daily basis, by which the Total Revolving Loan Commitment exceeds the sum of the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Outstandings on each day. The accrued Loan Fee shall be due and payable in arrears on the first Monthly Payment Date in each fiscal quarter (and on the Expiration Date) for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Expiration Date. The fee shall be paid to each Lender based upon their respective Pro Rata Shares of the Revolving Loan Exposure of all Lenders.

2.7 Credit Sweep. Notwithstanding the provisions of Section 2.4, in addition to Revolving Loans requested pursuant to Section 2.4, Borrower may also obtain and repay Revolving Loans in accordance with the provisions of this Section 2.7 (each, a “Sweep Advance”). Sweep Advances shall be Revolving Loans.

2.7.2 Funds may be transferred between one or more deposit accounts maintained by Borrower with U.S. Bank (each, a “DDA”) and the Revolving Loans. Collected funds in the DDA may be transferred to the Revolving Loans to reduce the outstanding principal balance thereof and Sweep Advances may be made to maintain an agreed upon collected balance in the DDA.

2.7.3 All Sweep Advances shall be deemed to have been requested by Borrower and shall be subject to the terms and conditions of this Agreement and the other Loan Documents, and shall also be subject to U.S. Bank’s deposit account, treasury management and other agreements with Borrower; provided, however, that if there is any conflict between the terms of such agreements and the Loan Documents, the terms of the Loan Documents shall control.

2.7.4 Borrower may terminate this service by written notice executed by Borrower and delivered to Agent. Agent or U.S. Bank may change the terms or discontinue this service at any time upon written notice to Borrower.

2.7.5 Borrower shall pay such fees for this sweep service as may be disclosed to Borrower by Agent. Such fees shall be for the sole account of U.S. Bank.

ARTICLE 3.

(Intentionally Omitted)

ARTICLE 4.

LETTERS OF CREDIT

4.1 Letter of Credit Commitment.

4.1.1 Maximum Amount. Subject to and upon the terms and conditions of this Agreement, Issuing Lender may from time to time during the period from the Closing Date to the date which is 30 days prior to the Expiration Date issue one or more standby letters of credit (a)for the account of Borrower or (b) for the account of a Subsidiary of Borrower acceptable to Bank so long as Borrower is the applicant on, and liable for repayment of, such letter of credit; provided that (c) the LC Outstandings shall not exceed at any time the Letter of Credit Commitment; and (d) the outstanding principal balance of all Revolving Loans made by all Lenders, plus the LC Outstandings shall not at any time exceed the Maximum Amount.

4.1.2 (Intentionally Omitted.)

4.2 Existing Letters of Credit. Issuing Lender has previously issued the following letters of credit (“Existing Letters of Credit”) for the account of Borrower:

Letter of Credit Number	Beneficiary	Expiration Date	Amount
SLCPPDX01674	Airlines Reporting Corporation	09/10/06	10,000.00
SLCPPDX01879	Car Alexander LP	09/30/06	33,333.33
SLCPPDX01880	Car Alexander LP	09/30/06	11,666,78
SLCPPDX01881	Car Alexander LP	09/30/06	21,666,67
SLCPPDX02784	Omaha Public Power District	02/01/07	22,480.00
SLCPPDX02814	Metropolitan Utility District	02/15/08	18,495,00

Each of the Existing Letters of Credit shall be subject to the terms and conditions of this Agreement.

4.3 LC Agreements. On the Closing Date, and from time to time as required by Issuing Lender, Borrower shall execute and deliver to Issuing Lender a letter of credit reimbursement agreement or an amendment to existing agreements executed by Borrower (each, an “LC Agreement”) in a form acceptable to Issuing Lender. Whenever Borrower wishes to request the issuance of a Letter of Credit, Borrower shall execute and deliver to Issuing Lender an application therefor in Issuing Lender’s standard form appropriately completed with all required information (an “LC Application”) and such other documents and information as Issuing Lender reasonably requires. Each Letter of Credit shall be subject to all terms and conditions of this Agreement and of the applicable LC Application and LC Agreement. In the event of any express conflict between the terms of this Agreement and of the applicable LC Agreement, the terms of this Agreement shall control.

4.4 Expiry Date. No Letter of Credit shall be issued later than the 30 days prior to the Expiration Date. Each Letter of Credit shall have an expiration date no later than the earlier of (a) two years after the issuance date (or date of extension or renewal, if applicable); or (b) 120 days after the Expiration Date. Drafts drawn under a Letter of Credit may be sight drafts or time drafts; provided, however, that no draft shall have a maturity date later than 120 days after the Expiration Date. If there are any Letters of Credit outstanding on the Expiration Date, Agent may require Borrower to deliver to Agent funds in an amount equal to the aggregate stated amount of all outstanding Letters of Credit. Borrower immediately shall deliver to Agent all such funds required by Agent and Agent shall hold such funds in a non-interest bearing account as collateral for the Obligations. Borrower hereby grants to Agent, for the benefit of the Agent, Issuing Lender and the Lenders, a security interest in such funds and such account.

4.5 Requests for Letters of Credit. Each LC Application shall be submitted to the Issuing Lender, with a copy to the Agent, at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued (unless the Issuing Lender, in any instance, in its sole discretion, agrees to a shorter time period). The Agent shall promptly notify the Issuing Lender whether such LC Application, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Agent, and Agent shall promptly notify the Lenders, of the amount and terms thereof.

4.6 Participation in Letters of Credit. Upon the issuance of a Letter of Credit in accordance with this Agreement (or on the Closing Date with respect to Existing Letters of Credit), each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit and all unreimbursed drawings thereunder, from the Issuing Lender in an amount equal to that Lender’s Revolving Loan Pro Rata Share of the face amount of the Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender is not reimbursed by Borrower for any payment made by the Issuing Lender under any Existing Letter of Credit or any other Letter of Credit issued in accordance with the terms hereof, or if any reimbursement received by Issuing Lender is rescinded or must be returned, each Lender shall reimburse Agent, for the benefit of the Issuing Lender, an amount equal to its Revolving Loan Pro Rata Share of such reimbursement amount as set forth below.

To obtain funding by the Lenders of any reimbursement amount, Agent must request, before 11:00 a.m. Pacific Time on a Business Day, each Lender (including the Issuing Lender in its capacity as a Lender) to fund an amount equal to each Lender’s respective Revolving Loan Pro Rata Share of the reimbursement amount. The Lenders shall fund to Agent the amounts so requested no later than 11:00 a.m. Pacific Time on the Business Day after the date that such request is delivered to the Lenders and all amounts so funded shall be paid by the Agent to the Issuing Lender in satisfaction of each Lender’s participation obligations on the Business Day that such funds are received by Agent. The obligation of each Lender to so reimburse Agent, on behalf of the Issuing Lender, shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default, the termination of the availability of Letters of Credit, the fact that reimbursement is requested after the Expiration Date, any defense, setoff, counterclaim or claim for recoupment against Agent or Issuing Lender, or any other circumstance, whether or not similar to the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

4.7 Payments. Borrower agrees to pay to the Issuing Lender, on the date any payment is made by the Issuing Lender, an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit, together with interest on such amount from the date of any payment made by the Issuing Lender at the Revolving Loan Borrowing Rate for the first three days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Agent pursuant to Section 4.6, the interest amount of any such payment shall be solely for the account of the Issuing Lender. Each Lender that has reimbursed the Agent pursuant to Section 4.6 for its Revolving Loan Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a Revolving Loan Pro Rata Share participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 4.7 and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Agent) with respect to such claim. The Issuing Lender shall promptly make available to the Agent, in immediately available funds, any amounts due to the Lenders under this Section 4.7. The Issuing Lender shall notify the Borrower and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereof.

4.8 Terms Satisfactory to Issuing Lender. Notwithstanding any contrary provision of this Agreement, any LC Agreement, LC Application, or any other Loan Document, all terms and conditions of each Letter of Credit must be acceptable to Issuing Lender in its sole discretion and each Letter of Credit must conform to all requirements of the Issuing Lender.

4.9 Obligations Absolute. The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances, except in the event of Issuing Lender’s gross negligence or intentional misconduct:

(a) any lack of validity or enforceability of the Letter of Credit, this Agreement, the other Loan Documents, or any other agreement or instrument relating thereto;

(b) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(c) any draft, demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(d) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(e) any failure or delay in notice of shipments or arrival of any property;

(f) any error, omission, or loss in the transmission or delivery of any draft, notice or other communication relating to a Letter of Credit or any delay or interruption in any such message;

(g) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(h) any error in interpretation of technical terms or any consequence arising from circumstances beyond the control of the Issuing Lender;

(i) any other circumstance whatsoever, whether or not similar to any of the foregoing that might constitute a legal or equitable discharge of, or provide a right of set-off against, the Obligations of Borrower.

4.10 Letter of Credit Fees.

4.10.1 Borrower agrees to pay to Agent, for the account of the Lenders (based upon each Lender’s Revolving Loan Pro Rata Share), on the date any Letter of Credit is issued, renewed or extended, with respect to each Letter of Credit, an issuing fee of 1.5% per annum on the face amount thereof, calculated from the date of issuance (or renewal or extension) to the expiry date thereof. All issuing fees paid under this Section 4.10.1 are non-refundable, even if the Letter of Credit for which they are paid is terminated before its anticipated expiration or extended expiration date.

4.10.2 Borrower agrees to pay to Issuing Lender on demand, for its sole account, with respect to each Letter of Credit and each draft drawn thereunder, Issuing Lender’s customary fees and charges, including processing, drawing, transfer, amendment, negotiation, acceptance, and other fees.

ARTICLE 5.

CERTAIN ADDITIONAL PROVISIONS

5.1 Interest.

5.1.1 Interest Rate. Unless the Default Rate is applicable, the Revolving Loans shall bear interest at a variable per annum rate equal to the LIBOR Rate plus 3.25% (“Revolving Loan Borrowing Rate”), adjusted without notice on the date of each change in the LIBOR Rate.

5.1.2 Default Interest Rate. Upon the occurrence and during the continuance of any Event of Default, at the option of the Required Lenders, the Loans shall bear interest at a per annum rate equal to the Revolving Loan Borrowing Rate plus 3% (“Default Rate”).

5.1.3 Determination of Rate. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that with respect to the LIBOR Rate, all determinations hereunder shall be made as if each Lender had actually funded and maintained its Loans through the purchase of deposits in the London interbank eurodollar market.

5.2 Borrowing Procedure.

5.2.1 Requests for Loans. Whenever Borrower wishes to request a Loan, Borrower shall give Agent irrevocable notice thereof within the time required by Section 2.4. Borrower may request a Loan in writing or by telephone promptly confirmed in writing (or with respect to Sweep Advances, as set forth in Section 2.7) for deposit into Borrower’s deposit account(s) with Agent. Requests for Loans to be deposited or forwarded elsewhere shall be in writing in such form and containing such additional information as Agent may reasonably require in order to confirm the request and transmit funds.

5.2.2 Notice to Lenders. Agent will promptly (but in any event no later than 11:00 a.m. Pacific Time on the Business Day upon which each Lender is required to make its Pro Rata Share of such Revolving Loan available to Agent) notify each Lender of its receipt of any request for a Revolving Loan and of the amount of its Pro Rata Share of such Revolving Loan.

5.3 Funding by Lenders. Each Lender will make the amount of its Pro Rata Share of each Revolving Loan available to Agent for the account of Borrower by 11:00 a.m. (Pacific Time) on the date of any Revolving Loan Borrowing in immediately available funds; provided that such Lender has received notice from Agent of such request for funding as set forth in Section 5.2.2.

5.4 Obligations Several. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

5.5 Failure to Fund. Unless the Agent has received prior written notice from a Lender that such Lender will not make available to the Agent an amount equal to its Pro Rata

Share of any Loan or participation, the Agent may assume that such Lender has made such amount available to the Agent on the dates required under Section 4.6 or 5.3 (as applicable) and the Agent may, in reliance upon such assumption, make available to Borrower or Issuing Lender (as applicable) on such date an amount equal to such Pro Rata Share. If and to the extent such Lender has not made its Pro Rata Share available to the Agent and the Agent has made such amount available to Borrower or Issuing Lender, such Lender and Borrower severally agree to pay to the Agent on demand such amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to Borrower or Issuing Lender until the date such amount is paid to the Agent, at a rate per annum equal to (a) in the case of Borrower, the Revolving Loan Borrowing Rate, and (b) in the case of any Lender, the daily Federal Funds Rate for the first two Business Days after such payment was to be made by the Lender to Agent, and thereafter, the Revolving Loan Borrowing Rate. Such payment by Borrower, however, shall be without prejudice to Borrower’s rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, the amount so paid shall constitute such Lender’s Loan.

5.6 Authorization. Any Loan made to Borrower shall be conclusively presumed to have been made to or for the benefit of Borrower when the proceeds of such Loan (a) is deposited to the credit of Borrower in an account of Borrower with Agent, or (b) is transmitted to any other bank with directions to credit the same to the account of any Borrower at such bank, regardless of whether Persons other than those authorized to make requests for Loans have authority to draw against any such account. Borrower acknowledges that Agent cannot effectively determine whether a particular request for a Loan is valid, authorized, or authentic. Therefore, Borrower assumes all risk of the validity, authenticity, and authorization of such requests, whether or not the individual making such requests has authority to request Loans. Agent shall be entitled to act on the instructions of anyone identifying himself or herself as authorized to request Loans and Borrower shall be bound thereby in the same manner as if the Person were actually so authorized. Agent is authorized to credit any account of a Borrower with Agent (or any account Borrower designates in writing) for Loans made to Borrower. Borrower’s failure to confirm any telephonic request or otherwise comply with the provisions of this Section 5.6 shall not in any manner affect the obligation of Borrower to repay such Loans in accordance with the terms of this Agreement. Borrower agrees not to hold Agent or the Lenders liable for any errors or misunderstanding in complying with any written or oral directions for Loans; and Borrower agrees to indemnify and hold Agent and the Lenders harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorney Costs) which may arise or be created by the acceptance of instructions (telephonic or otherwise) for making Loans by wire transfer or otherwise, or for application of payments, other than as a result of Agent’s gross negligence or willful misconduct.

5.7 Computations. All interest rates and fees referred to herein shall be computed on the basis of a 360-day year and applied to the actual number of days elapsed.

5.8 Application of Payments. If at any time insufficient funds are received by and available to the Agent to fully pay all fees, costs, expenses, principal, interest and other amounts due to Agent and the Lenders under this Agreement and the other Loan Documents, such funds shall be applied: first, to the payment of fees, costs, disbursements, indemnities and other expenses owing to Agent, including without limitation, if applicable, amounts incurred in realizing on Collateral or otherwise enforcing the Loan Documents; second, to the payment of fees, costs, disbursements, indemnities, and other expenses owing to the Lenders, including without limitation, if applicable, amounts incurred in realizing on Collateral or otherwise enforcing the Loan Documents and amounts owing pursuant to Article 5 and Section 16.1; third, to the payment of accrued interest on all of the Loans and other Obligations, allocated pro rata to the Lenders based upon their Pro Rata Shares determined under subsection (d) of the definition of Pro Rata Share; fourth, to fully cash collateralize the undrawn face amount of all Letters of Credit; and, fifth, to the payment of the remaining principal owing to all of the Lenders on all of the Loans, LC Outstandings, and other Obligations, allocated pro rata to the Lenders based upon their Pro Rata Shares determined under subsection (d) of the definition of Pro Rata Share.

5.9 Manner of Payment. All sums payable by Borrower pursuant to this Agreement (including, without limitation, principal, interest, fees, late charges, costs, expenses, and other payments) shall be paid directly to Agent in immediately available United States funds. Whenever any payment to be made hereunder or on any of the Notes becomes due and payable on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment. All payments due on any day shall be paid to the office specified by Agent no later than 3:00 p.m. Pacific time on such date. Any payment made after such time may, in the discretion of the Agent, be deemed made on the following Business Day. Agent shall distribute to the applicable Lender or Lenders, the applicable Pro Rata Share of any payments received by Agent (including, without limitation, payments of principal, interest, fees, late charges, costs, expenses, and other payments) which such Lender or Lenders is entitled to receive under this Agreement. Such distributions shall be made by Agent to the applicable Lenders no later than 11:00 a.m. Pacific Time on the first Business Day after Agent’s receipt of such payments. If and to the extent any Lender has not received its applicable Pro Rata Share of any such distribution on or before 11:00 a.m. Pacific Time on the first Business Day after Agent’s receipt of such payments, Agent agrees to pay such amount to the non-receiving Lender, on demand, together with interest thereon at the daily Federal Funds Rate for the first two Business Days after such distribution was to be made by the Agent to the non-receiving Lender and, thereafter, at the Revolving Loan Borrowing Rate.

5.10 Payment by Automatic Debit. Borrower hereby authorizes Agent to automatically deduct the amount of all principal and interest payments and fees from a deposit account with Agent specified in a writing provided to Agent. Borrower will pay all the fees on the account which result from the automatic deductions, including any overdraft and non-sufficient funds charges. If for any reason Agent does not charge the account for a payment, or if an automatic payment is reversed, the payment is still due. Borrower may change the account number by notifying Agent of the new account number.

5.11 Late Charges. Subject to any limitations imposed by Applicable Law, if any payment of principal or interest on any Note or the LC Outstandings is fifteen (15) days or more past due, Borrower shall pay to Agent on demand, for the account of the Lenders based upon their applicable Pro Rata Shares, a late charge of five percent of the delinquent payment. Each party hereto agrees that it would be difficult or costly to determine the actual costs incurred by any Lender by reason of late payment. Therefore, the parties agree that this late charge represents a fair and reasonable estimate of the costs incurred by each Lender and is reasonable under the circumstances existing as of the date hereof. Collection of the late payment fee shall not be deemed to be a waiver of any Default hereunder.

5.12 Maximum Charges. Notwithstanding any contrary provision of this Agreement or any other Loan Document, the interest rate, fees and other charges under the Loan Documents shall not exceed the maximum amount permitted by Applicable Law. If any interest, fee or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by Applicable Law, the interest, fee or other charge shall be reduced to the maximum permitted by Applicable Law and Agent, acting on behalf of the Lenders, may credit any excess amount previously collected against the principal balance of the Loans or other amounts owing by Borrower or refund such excess to Borrower.

5.13 Additional Payments. The Lenders shall have no obligation whatsoever, and they have no present intention, to make any Loan after the Expiration Date or which would cause the principal amount outstanding under this Agreement to exceed any of the limitations stated in this Agreement. Notwithstanding the foregoing, Borrower is and shall be and remain unconditionally liable to the Lenders for, and Borrower hereby promises to pay to Agent for the account of the Lenders the amount of all Loans and other Obligations hereunder, including without limitation Loans in excess of the limitations set forth herein and Loans made after the Expiration Date. Borrower shall promptly pay to Agent upon demand (and Agent shall promptly demand payment of) the amount of: (a) any Loans and LC Obligations in excess of any limitation contained in this Agreement; and (b) any Loans and LC Obligations made after the Expiration Date; together with interest on the principal amount of such Loans and LC Obligations, as set forth herein.

5.14 (Intentionally Omitted.)

5.15 Authorization. Borrower authorizes Agent and the Lenders (a) to furnish information about the Loans to each manufacturer or distributor of Vehicles, and (b) to advise each such manufacturer or distributor of any change or termination which may occur with respect to the Loans.

5.16 Voluntary Reduction or Termination of Commitments. Borrower may from time to time on at least ten (10) Business Day’s prior written notice to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Total Revolving Loan Commitment to an amount not less than the then outstanding principal balance of the Revolving Loans plus the LC Outstandings. Concurrently with any reduction of the Total Revolving Loan Commitment to zero, (a) no further Revolving Loans will be made and no further Letters of Credit will be issued, (b) Borrower shall pay all principal and interest on the Revolving Loans and all fees and other amounts owing to Agent and the Lenders, and (c) Borrower shall grant to Agent a security interest in cash collateral in an amount equal to the LC Outstandings at such time. All reductions of the Total Revolving Loan Commitment shall reduce the Revolving Loan Commitments pro rata among the Lenders according to their respective Pro Rata Shares.

ARTICLE 6.

TAXES, YIELD PROTECTION AND ILLEGALITY

6.1 Taxes.

6.1.1 No Deductions. All payments (including fees) in respect of the Loans and Letters of Credit shall be made free and clear of and without any deduction for or on account of any present and future income, excise, stamp or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges imposed by any Governmental Body, excluding franchise taxes or net income taxes imposed on Agent or any Lender (all such non-excluded items are collectively “Taxes”). If any Taxes are imposed and required by law to be paid or withheld from any amount payable to any Lender, then Borrower shall (a) increase the amount of such payment so that such Lender will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, (b) pay such Taxes to the appropriate taxing authority for the account of such Lender in a timely manner, and (c) as promptly as possible thereafter, send Agent evidence showing payment thereof, together with such additional documentary evidence as Agent may from time to time require. If Borrower fails to perform its obligations under (a) or (b) above, Borrower shall indemnify Agent and the Lenders for any incremental taxes, interest or penalties that may become payable as a result of any such failure.

6.1.2 Non-U.S. Lenders. Each Lender (including any Assignee) which is not incorporated under the laws of the United States of America or a state thereof shall, on the Closing Date or before becoming a Lender, as applicable, and from time to time when requested by Agent, deliver to Borrower and Agent two duly completed copies of United States Internal Revenue Service Form W8BEN or W8ECI (or other applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, together with such other documentation as Agent may from time to time require. Borrower shall not be required to pay additional amounts to any Lender pursuant to Section 6.1 to the extent that the obligation to pay such additional amounts would not have arisen if the Lender had complied with the requirements of this Section 6.1.2.

6.2 Increased Costs. If at any time after the date hereof (a) any revision in or adoption of any Applicable Law, rule, or regulation or in the interpretation or administration thereof (i) shall subject any Lender or its Eurodollar lending office to any tax, duty, or other charge, or change the basis of taxation of payments to any Lender with respect to any Loans or Obligations bearing interest based on the LIBOR Rate, or (ii) shall impose, modify or deem applicable any Reserve Requirements or other reserve, insurance, special deposit, or similar requirements against assets of, deposits with or for the account of, credit extended by any Lender or its Eurodollar lending office (other than any Reserve Requirement reflected in the LIBOR Rate), or impose on Lender or its Eurodollar lending office any other condition affecting any Loans or Letters of Credit, and (b) the result of any of the foregoing is (i) to increase the cost to any Lender of making or maintaining any Loans or Letters of Credit, or (ii) to reduce the amount of any sum receivable by any Lender or its Eurodollar lending office, Borrower shall pay to Agent for the account of the affected Lender within 15 days after demand by Agent such additional amount as will compensate such Lender for such increased cost or reduction. The determination hereunder by Agent or any Lender of such additional amount shall be conclusive in the absence of manifest error.

6.3 Unavailability or Illegality. If at any time any Lender determines that the LIBOR Rate is unascertainable or unavailable or that the LIBOR Rate will not adequately and fairly reflect the cost of maintaining or funding the Loans, or if, because of the introduction of or any change in, or because of any judicial, administrative or other governmental interpretation of, any law or regulation, it becomes unlawful for any Lender to make, fund or maintain Loans based on the LIBOR Rate, then such Lender’s obligation to make, fund or maintain any such loans at the Revolving Loan Borrowing Rate shall terminate and the Loans of such Lender shall, on the earlier of the date specified by Agent in a notice to Borrower or on date the making, funding or maintaining of such Loans becomes unlawful, be converted to Loans bearing interest at a variable rate equal to the Base Rate plus 1.80%.

6.4 Capital Adequacy. If after the date hereof, any revision in or adoption of any Applicable Law, rule or regulation or in the interpretation or administration thereof (whether or not having the force of law) imposes, modifies or deems applicable any capital adequacy, capital maintenance or similar requirement or has the effect thereof (including a request or requirement which affects the manner in which any Lender (or its parent holding company) allocates capital resources to any of its loans or commitments, including its Loans, Letters of Credit, and Commitments hereunder, and as a result thereof, in the opinion of any Lender in its sole and absolute discretion, the rate of return on such Lender’s (or its parent holding company’s) capital as a consequence of its Loans, Letters of Credit, or Commitments hereunder is reduced to a level below that which such Lender (or its parent holding company) could have achieved but for such circumstances (taking into consideration the Lender’s (or its parent holding company’s) policies with respect to capital adequacy and capital maintenance) by an amount deemed by such Lender to be material, then and in each such case within fifteen days after receipt of notice from time to time by Borrower from Agent, Borrower shall pay to the applicable Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A statement of any Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, each Lender may use any method of averaging and attribution as it in its reasonable discretion shall deem applicable.

6.5 Request for Compensation. Failure or delay on the part of any Lender to demand compensation for any amounts payable under this Article shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that no Lender shall be entitled to compensation for any increased costs or reductions incurred or suffered with respect to any date unless such Lender or the Issuing Lender, as the case may be, shall have notified the Borrower not more than 120 days after the later of (a) such date and (b) the date on which such Lender and shall have become aware of such costs or reductions.

ARTICLE 7.

SECURITY AND GUARANTIES

7.1 Security.

7.1.1 Collateral. All present and future Loans, Letters of Credit, and Obligations of Borrower to Agent and the Lenders under this Agreement, the Notes and the other Loan Documents shall be secured by a perfected security interest, subject only to Permitted Liens, in the property described in the Security Documents, including, without limitation, the following property of Borrower and all of its present and future Collateral Subsidiaries, whether now owned or existing or hereafter acquired and wherever located, and all products and proceeds thereof (collectively, “Collateral”):

(a) All inventory (including, without limitation, all Vehicles, automobiles, trucks and other motor vehicles of whatever make, model and description, trade ins, repossessions and inventory held for display or demonstration purposes); equipment other than fixtures; investment property (excluding the capital stock or other Equity Interests of the Dealerships and, to the extent prohibited by any manufacturer of Vehicles, any Subsidiary of Borrower that is the holder of five percent (5%) or more of the Equity Interests of a Dealership); accounts; instruments; documents; chattel paper; general intangibles; deposit accounts; contract rights and other rights to payment; leases, rebates, credits, factory holdbacks, incentive payments and other payments from any manufacturer, factory or distributor.

(b) All attachments, accessions, accessories, tools, parts, supplies, increases and additions to, and all replacements of, and substitutions for any property described in this Section 7.1.1; all products, produce, and supporting obligations of any of the property described in this Section 7.1.1; all proceeds (including insurance proceeds) of any of the property described in this Section 7.1.1; and all records and data relating to any of the property described in this Section 7.1.1, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with Borrower’s and each Collateral Subsidiary’s right, title and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

7.1.2 Security Documents. The security interests in the Collateral shall be evidenced by such security agreements, assignments, Uniform Commercial Code financing statements, Title Documents, trust deeds, mortgages, and other Security Documents covering the Collateral as Agent or Required Lenders may at any time reasonably require.

7.1.3 Additional Acts. As a condition precedent to the effectiveness of this Agreement, and from time to time at Agent’s or any Lender’s request, each Person granting Collateral shall execute and/or deliver to Agent such security agreements, assignments, pledge agreements, control agreements, Title Documents, deeds of trust, landlord and owner consents, amendments to any of the foregoing documents and any other documents and instruments (endorsed or assigned to Agent as Agent may request), and shall take such other actions, as may be required under Applicable Law or which Agent or any Lender may reasonably request to effectuate the transactions contemplated hereunder and to grant, preserve, protect, perfect and continue the validity and priority of their security interests (subject to Permitted Liens).

7.1.4 Limitations. Notwithstanding any contrary provision of this Agreement or any Security Document, unless Agent otherwise requires (which Agent may do at any time) (a) the security interest of Agent and the Lenders in any Loan Party’s patents, trademarks, copyrights, trade names and other intellectual property will not be perfected by filing with the United States Patent and Trademark Office or any other agency of the United States government; (b) the security interest of Agent and the Lenders will not be noted on the Title Document for any Vehicle; and (c) the security interest of Agent in deposit accounts maintained by any Loan Party with a bank other than U.S. Bank may not be perfected if Agent reasonably determines that the amounts generally maintained in such deposit accounts are not material.

7.2 Guaranties. All present and future Loans, Letters of Credit, and Obligations of Borrower to Agent and the Lenders shall be guaranteed by each of the Guarantors.

7.3 Joinder. Each Person which becomes a Subsidiary of Borrower shall execute a Joinder Agreement substantially in the form attached hereto as Exhibit C and shall execute such other documents as Agent reasonably requires so that such Person becomes a Guarantor and grants a security interest in the Collateral owned by such Person. Each such Person shall satisfy all requirements in Section 12.13(h), (j), (l), and (m) which are applicable to an Acquisition Subsidiary.

ARTICLE 8.

CONDITIONS PRECEDENT

8.1 Initial Conditions Precedent. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans and issue the initial Letters of Credit is subject to satisfaction of the following conditions (each, an “Initial Condition”):

8.1.1 Agent has received the following:

(a) Such fully executed original Loan Documents as Agent or any Lender requires, including, without limitation, this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Aircraft Security Agreement, other Security Documents, Guaranties of each Guarantor, any required LC Agreement, and each other Loan Document required by Agent or any Lender.

(b) Documentation satisfactory to the Agent to establish the due organization, valid existence and (if applicable) good standing of each Loan Party, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party and the identity, authority and capacity of each Person authorized to act on its behalf, which shall, without limitation, include certified copies of articles or certificates of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing, existence and/or qualification to engage in business, corporate resolutions, incumbency certificates, and the like.

(c) A favorable opinion of acceptable independent counsel for each Loan Party covering such matters as Agent or any Lender may reasonably request, including without limitation the matters specified in Sections 9.1, 9.2, 9.4, 9.5 and 9.15.

(d) A Borrowing Base Certificate, dated as of the last day of the calendar month preceding the Closing Date.

(e) A Compliance Certificate, dated as of the last day of the calendar month preceding the Closing Date.

(f) (i) One or more intercreditor agreements between Agent and each of the existing Floor Plan Lenders, in form and content satisfactory to Agent and the Lenders, and (ii) any other subordination or intercreditor agreements required by Agent or the Lenders (including a subordination agreement from U.S. Bank as the counterparty to one or more Interest Rate Protection Agreements with Borrower or its Subsidiaries), all in form and content satisfactory to Agent and the Lenders.

8.1.2 Agent has conducted such audits of the Collateral as it requires, the results of which are satisfactory to Agent.

8.1.3 Agent has received copies of any Seller Agreements which it has requested, other than those disclosure of which by Borrower or Borrower’s Subsidiary is prohibited by the relevant manufacturer or distributor, which must be reasonably satisfactory to Agent, and has received such evidence as it requires that all Seller Agreements which are necessary for the conduct of Borrower’s business, are in full force and effect.

8.1.4 Agent shall have a valid and perfected security interest in the Collateral (subject to the limitation found in Section 7.1.4) with a priority acceptable to Agent and the Required Lenders and subject only to Permitted Liens and Agent shall have received satisfactory evidence of perfection and the priority of such security interests, including without limitation such Uniform Commercial Code and other searches, termination statements, and other filings as it deems appropriate.

8.1.5 All required insurance shall be in full force and effect and Agent shall have received such evidence thereof as it requires.

8.1.6 All indebtedness and obligations of Borrower and each Loan Party to Daimler Chrysler Financial Services Americas LLC (“DCFS”) and Toyota Motor Credit Corporation pursuant to the Credit Agreement dated as of February 25, 2003 among Borrower, various financial institutions and Daimler Chrysler Services North America LLC, the predecessor by merger to DCFS (the “DCFS Loan Agreement”) shall have been permanently repaid in full or will be paid in full with the proceeds of the Loans to be made on the Closing Date, all commitments to lend pursuant to the DCFS Loan Agreement shall have been terminated, and all security interests securing the DCFS Loan Agreement shall have been terminated (or, if acceptable to Agent, in its sole discretion, Agent shall have received authority to terminate such security interests).

8.1.7 All indebtedness and obligations of Borrower, Lithia Financial Corporation, and Lithia Aircraft, Inc. to U.S. Bank pursuant to the Amended and Restated Loan Agreement dated as of December 28, 2001 among such parties (“LFC Loan Agreement”) shall have been permanently repaid in full or will be paid in full with the proceeds of the Loans to be made on the Closing Date and all commitments to lend, pursuant to the LFC Loan Agreement shall have been terminated, and all security interests securing the LFC Loan Agreement (except to the extent such security interests also secure the Interest Rate Protection Agreements) shall have been terminated (or, if acceptable to Agent, in its sole discretion, Agent shall have received authority to terminate such security interests).

8.1.8 The representations and warranties contained in this Agreement and in each Loan Document shall be correct, accurate and complete in all material respects as of the Closing Date.

8.1.9 No Default shall have occurred and is continuing on the Closing Date or will exist after giving effect to the making of the Loans to be made on the Closing Date, Existing Letters of Credit and Letters of Credit to be issued on the Closing Date.

8.1.10 All fees and Attorney Costs payable on or prior to the Closing Date shall have been paid.

8.1.11 Agent shall have received such additional documents, opinions, approvals, consents and information and each Loan Party shall have satisfied such additional requirements as Agent or any Lender may reasonably require.

8.2 Conditions Precedent to Each Loan and Letter of Credit. Except as otherwise set forth herein (including without limitation Section 3.7.4), all of the following conditions must be satisfied on the date any Loan is made or any Letter of Credit is issued:

8.2.1 Agent shall have received a request for the Loan or Letter of Credit as required by the provisions of this Agreement.

8.2.2 No Default shall have occurred and be continuing or will exist after giving effect to the making of such Loan or issuance of such Letter of Credit.

8.2.3 All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects as of such date, except to the extent they relate to another date, and except as previously disclosed to and accepted by Agent in writing.

8.2.4 All Initial Conditions have been satisfied at the time of the initial Loans.

8.2.5 Agent, and/or any Lender, as applicable, has received such documents and information as they reasonably require.

8.2.6 All conditions in any other provision of this Agreement or any other Loan Document have been satisfied as of the time required.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedule, Borrower hereby represents and warrants to and agrees with Agent and the Lenders:

9.1 Existence and Power. Each Loan Party is duly qualified and in good standing or current status, as applicable, in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and each Loan Party has full power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents to be executed and delivered by it.

9.2 Power and Authority. The execution, delivery and performance of the Loan Documents by each Loan Party has been duly authorized by any necessary corporate, limited liability company, partnership, trust or other entity action, and does not and will not (a) require any consent or approval of stockholders, members, partners or other holders of Equity Interests in any Loan Party (except for such consents and approvals as have been obtained and are in full force and effect); (b) contravene the charter, bylaws, operating agreement, partnership agreement, trust agreement or other governing documents of any Loan Party; (c) violate any applicable provision of any law, rule, regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect; (d) result in a breach of or constitute a default under any indenture or loan or loan agreement or any other agreement, lease, or instrument to which any Loan Party is a party or by which any Loan Party or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by any Loan Party except Liens in favor of Swap Provider and in favor of Agent under the Loan Documents; or (f) cause any Loan Party to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

9.3 Operation of Business. Each Loan Party possesses all licenses, permits, franchises, patents, copyrights, trademarks, trade names, or rights thereto, material to the conduct of its business substantially as now conducted and as presently proposed to be conducted and none of the Loan Parties are in material violation of any valid rights of others with respect to any of the foregoing.

9.4 Governmental Approval. No Governmental Approval of any Governmental Body is required for the due execution, delivery and performance of the Loan Documents except such as have been obtained and are in full force and effect.

9.5 Litigation. (a) As of the Closing Date, there are no actions, proceedings, investigations, or claims pending against any Loan Party, or to Borrower’s knowledge, threatened against or affecting any Loan Party, before any Governmental Body which would be likely to result in one or more judgments or orders against any Loan Party (in excess of insurance coverage) for more than $5,000,000.00 individually or in the aggregate; and (b) there are no actions, proceedings, investigations, or claims pending against any Loan Party, or to Borrower’s knowledge, threatened against or affecting any Loan Party, before any Governmental Body which purport to affect or relate to the Loan Documents or the transactions contemplated thereby or if determined adversely would materially impair the ability of any Loan Party to perform its obligations under the Loan Documents.

9.6 Financial Condition. The financial statements that have heretofore been delivered to Agent or any Lender, and all schedules and notes included in such financial statements, are true and correct in all material respects and present fairly (a) the financial position of Borrower and its Subsidiaries as of the date of such statements and (b) the results of its operations for the periods covered thereby; and with respect to the consolidated financial statements of Borrower and its Subsidiaries, there are not any material liabilities that should have been reflected in the financial statements or the notes thereto under GAAP, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments, that are not disclosed or reserved against in the statements referred to above or in the notes thereto or that are not disclosed herein. The consolidated financial statements of Borrower and its Subsidiaries have been prepared in accordance with GAAP, except, as to interim financial statements, for the absence of footnotes and subject to year-end adjustments. Since the date of the most recent financial statements, no event or circumstance has occurred which has had a Material Adverse Effect.

9.7 Taxes. Each Loan Party has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies, including interest and penalties, except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been maintained in accordance with GAAP.

9.8 Franchise Agreements; Material Business Relationships. As of the Closing Date, neither Borrower nor any of its Subsidiaries is a party to any dealer franchise agreement, dealer agreement, dealer sales and service agreement or similar agreement (each, a “Franchise Agreement”) other than those specifically listed in the Disclosure Schedule, which schedule shows the applicable manufacturer or distributor and Borrower or Subsidiary, as the case may be, that is a party to each such agreement, the date such agreement was entered into and the expiration date of such agreement. Each of such Franchise Agreements is currently in full force and effect, and neither the Borrower nor any Subsidiary has received any notice of termination with respect to any such agreement; and, except as disclosed on the Disclosure Schedule, neither the Borrower nor any Subsidiary is aware of any event that with notice, lapse of time or both would allow any manufacturer or distributor that is a party of any Franchise Agreement to terminate any such agreement. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers or with any manufacturer or distributor that, in any case, could reasonably be expected to have a Material Adverse Effect with respect to Borrower or the Borrower and its Subsidiaries as a whole.

9.9 Other Agreements. Each Loan Party which is a Dealership is in material compliance with all Seller Agreements. No Loan Party is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets, which such breach or default has or may have a Material Adverse Effect.

9.10 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any corporate, limited liability, partnership or other restriction which might reasonably be expected to have a Material Adverse Effect.

9.11 Security Interest. The Liens created or to be created in favor of Agent and the Lenders under the Security Documents do and will at all times on and after the Closing Date, constitute perfected priority security interests (subject to Section 7.1.4), subject only to the Permitted Liens, in the Collateral as security for the Obligations of Borrower under the Loan Documents.

9.12 Compliance with Laws. Each Loan Party is in compliance in all material respects with all Applicable Laws, including without limitation all environmental permits, Environmental Laws, Access Laws, and the FLSA.

9.13 ERISA. Each Loan Party is in compliance in all material respects with all applicable provisions of ERISA; (b) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; (c) no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; (d) no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; (e) neither any Loan Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan; (f) each Loan Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and (g) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA except for payment of PBGC premiums.

9.14 Information. All reports, financial statements, representations, and other information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender in connection with or relating to this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of any Loan Party to the Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made.

9.15 Enforceability. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered to Agent will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally.

9.16 Ownership and Liens. Each Loan Party is the true and lawful owner of and has good title to, or valid leasehold interests in, all properties and assets material to its business, real and personal, intangible and tangible which it now owns or leases and it will have good title to or a leasehold interest in, all Collateral and other property acquired hereafter, free of any liens and encumbrances, except Permitted Liens.

9.17 Ownership of Equity Interests. Set forth in the Disclosure Schedule is a complete and accurate list as of the Closing Date of the Subsidiaries of the Borrower and its Subsidiaries and Affiliates excluding, as to Affiliates, (i) persons included in clause (c) of the definition of Affiliate, and (ii) Persons holding 5% or more of the Borrower’s Class A Common Stock who have filed required reports under Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended, or are not required to file such reports, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary and Affiliate. All of the outstanding capital stock or other Equity Interests of each such Subsidiary and Affiliate has been validly issued, is fully paid and nonassessable, and is owned directly or indirectly by the Borrower free and clear of all Liens, other than those to be released to comply with Sections 8.1.6 and 8.1.7 hereof.

9.18 Labor Disputes and Acts of God. Neither the business nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), that have or could reasonably be expected to have a Material Adverse Effect.

9.19 Regulated Entities. No Loan Party, any Person Controlling any Loan Party, or any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

9.20 Solvency. Each Loan Party is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, including any Loan or Letter of Credit and the use of the proceeds thereof, will be Solvent.

9.21 Continuing Representations and Warranties. Each request by Borrower for a Loan or Letter of Credit shall be deemed to be the Borrower’s representation and warranty that (a) such Loan may be made or Letter of Credit issued without exceeding the applicable maximum amount determined in accordance with the provisions of this Agreement, (b) no Default has occurred, or will exist after giving effect to the making such Loan or issuance of such Letter of Credit, and (c) all representations and warranties set forth in this Agreement, the Security Documents and the other Loan Documents are true, accurate and complete in all material respects as of the date of such request with the same effect as if made on each date, except as previously disclosed to and accepted by Agent in writing, and except for representations and warranties which specifically refer only to another date.

ARTICLE 10.

FINANCIAL COVENANTS AND INFORMATION

10.1 Financial Covenants.

10.1.1 Tangible Net Worth. The Tangible Net Worth for Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter ending on or after December 31, 2009, shall not be less than $200,000,000.00.

As used herein,

“Tangible Net Worth” means for any Person (a) the net book value of all of such Person’s assets excluding (i) patents, trademarks, copyrights, trade names organizational expenses, licenses, goodwill, deferred charges, unamortized debt discount and expense and other items which would be treated as intangibles under GAAP, and (ii) amounts due from officers, employees, directors, owners and Affiliates of such Person; minus (b) all of such Person’s liabilities other than Subordinated Debt.

10.1.2 Vehicle Equity. Vehicle Equity shall not be less than $45,000,000.00 as of the last day of any fiscal quarter ending on or after December 31, 2009.

10.1.3 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, for the period of four consecutive fiscal quarters ending on such date (each, a “Measurement Period”), shall not be less than (a) 1.05 to 1.0 as of the last day of the fiscal quarter ending December 31, 2009; (b) 1.15 to 1.0 as of the last day of the fiscal quarters ending March 31, 2010 and June 30, 2010; and (c) 1.20 to 1.0 as of the last day of each fiscal quarter ending on or after September 30, 2010.

As used herein,

“EBITDA” means, for any Person, for any time period, (a) such Person’s net income (or loss) for such time period (adjusted as set forth in the immediately following sentence), (b) plus, without duplication, the amounts which in determining net income or loss have been deducted for (i) interest expense, (ii) income tax expense, and (iii) depreciation, amortization, goodwill impairment charges, stock-based compensation charges and other non-cash charges approved by Required Lenders (less non-cash gains). For purposes of clause (a) of this paragraph, net income or loss (A) shall exclude (1) extraordinary gains or losses, and (2) for Borrower and its Subsidiaries only, Excluded Items, and (B) for Borrower and its Subsidiaries only, shall include net income or loss from discontinued operations.

“EBITDAR” means, for any Person, for any time period, (a) such Person’s net income (or loss) for such time period (adjusted as set forth in the immediately following sentence), plus (b) without duplication, the amounts which, in determining net income or loss, have been deducted for (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization, goodwill impairment charges, stock-based compensation charges and other non-cash charges approved by Required Lenders (less non-cash gains)

and (iv) rental or lease expense. For purposes of clause (a) of this paragraph, net income or loss (A) shall exclude (1) extraordinary gains or losses, and (2) Excluded Items, and (B) shall include net income or loss from discontinued operations.

“Excluded Items” means gain or loss from (a) the sale, sale and leaseback or financing of real estate, or (b) the sale of all or substantially all of the Equity Interests or assets of (i) a Dealership or other Subsidiary, (ii) a Dealership location, or (iii) any business unit or franchise of a Dealership or other Subsidiary or a Dealership location.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio for the Measurement Period ending on such date of (a) (i) EBITDAR, (ii) minus dividends and other distributions in respect of Equity Interests and amounts expended to repurchase Equity Interests, (iii) minus income tax expense to the extent paid in cash, (iv) minus an allowance for maintenance capital expenditures in an amount equal to $70,000 for each Dealership location for each period of four consecutive fiscal quarters, (v) plus, if a Permitted Acquisition has occurred during any Measurement Period, EBITDA attributable to any new Acquisition Subsidiary or business acquired on a pro forma basis, calculated as if such Permitted Acquisition had occurred on the first day of such Measurement Period (it being understood and agreed that pro forma EBITDA may not be included in this calculation to the extent that it results in an annualized increase of more than 10% in Borrower’s consolidated EBITDA prior to such adjustment, unless the Borrower provides to the Agent and the Required Lenders the supporting calculations for such adjustment and such other information as they may reasonably request to determine the accuracy of such calculations); to (b) the sum of (i) cash interest, plus (ii) required principal payments on Debt plus (iii) rental or lease expense, for the applicable Measurement Period.

10.1.4 Liabilities to Tangible Net Worth Ratio. The Liabilities to Tangible Net Worth Ratio for Borrower and its Subsidiaries, on a consolidated basis, shall not be more than 4.0 to 1.0 as of the last day of any fiscal quarter ending on or after December 31, 2009.

As used herein:

“Liabilities to Tangible Net Worth Ratio” means, as of any date of determination, the ratio at such time of (i) total liabilities, excluding Subordinated Debt, to (ii) Tangible Net Worth.

10.2 Financial Information. Borrower shall provide to Agent and each Lender:

10.2.1 As soon as available and in any event 120 days after the end of each fiscal year of the Borrower: (a) the Form 10(k) for Borrower and its Subsidiaries as filed with the Securities and Exchange Commission, reported on by independent public accountants of recognized national standing which are reasonably acceptable to Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit and without any other material qualification or exception) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and (b) a consolidating balance sheet and income statement for Borrower and its Subsidiaries for such fiscal year.

10.2.2 As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Form 10-Q for Borrower and its Subsidiaries, as filed with the Securities and Exchange Commission certified by Borrower’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

10.2.3 As soon as available and in any event within 30 days after the end of each month which is not the last day of a fiscal quarter, the internally prepared consolidated balance sheet, and statement of operations for Borrower and its Subsidiaries for such month and for the fiscal year to date, including such detail as Agent or any Lender requires, certified by Borrower’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

10.2.4 Within 10 days following delivery thereof, copies of all financial statements, proxy statements, and all material written reports and information provided to its shareholders generally, and copies of all registration statements, regular, periodic or special reports, and other documents of Borrower or any Subsidiary filed with the Securities and Exchange Commission (or any successor agency), any other national securities exchange, or any other governmental securities regulatory authority having jurisdiction over Borrower or its Subsidiaries.

10.2.5 Within 45 days after the end of each fiscal quarter, a Compliance Certificate substantially in the form attached hereto as Exhibit D, signed by Borrower’s chief financial officer or other officer acceptable to Agent.

10.2.6 Within 30 days after the end of each month (or more frequently if required by Agent or Required Lenders during the existence of a Default), a Borrowing Base Certificate, prepared as of the last day of such month, showing the calculation of the Borrowing Base, substantially in the form attached hereto as Exhibit E.

10.2.7 Promptly following Agent’s or any Lender’s reasonable request, a projected consolidated balance sheet for Borrower and its Subsidiaries and related statements of income and cash flows for the time period requested by Agent or any Lender, signed by Borrower’s chief financial officer or other officer acceptable to Agent, acknowledging his or her review of such projections.

10.2.8 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request, which may include without limitation a report including such information as Agent or any Lender reasonably requires regarding the progress of sales and financings of Dealerships, real estate and other assets, which shall include information on proposed, pending, and completed sales and financing.

10.2.9 Within 20 days after the end of each month, a report, in a form acceptable to Agent, including the number of Used Vehicles and Program Vehicles owned or held for sale or lease by the Dealerships for 0-30 days, 31-60 days, 61-90 days, 91-180 days and over 180 days as of the last day of such month.

ARTICLE 11.

AFFIRMATIVE COVENANTS

Until termination of the availability of Loans and Letters of Credit and payment and performance in full of all Obligations of each Loan Party under the Loan Documents, Borrower agrees that:

11.1 Maintenance of Existence and Permits. Except as permitted by Section 12.1.2, Borrower will, and will cause each Loan Party to, preserve and maintain its corporate, limited liability, partnership, trust or other existence and good standing or current status in the jurisdiction of its incorporation or organization and qualify and remain qualified, as a foreign corporation, limited liability company or other entity in each jurisdiction in which such qualification is required, and to maintain all patents, trademarks, copyrights, trade names, intellectual property, franchises, licenses, and permits necessary for the conduct of its business and the transactions contemplated by the Loan Documents.

11.2 ERISA Compliance. Borrower will, and will cause each Loan Party to, maintain each Plan in substantial compliance with all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, applicable to such Plan; administer and enforce each Plan substantially in accordance with its terms; and ensure that no Reportable Event, Prohibited Transaction, or “accumulated funding deficiency”, as such term is used in Section 412 or Section 4971 of the Code (whether or not such accumulated funding deficiency has been waived) shall occur.

11.3 Inspection Rights. Borrower will, and will cause each Loan Party to, permit representatives of Agent and the Lenders to visit and inspect any of its properties, audit and inspect any of the Collateral and examine any of its books and records (and make copies at Borrower’s expense) wherever located, including, but not limited to, all manufacturers’ statements of origin, titles, demonstrator agreements, factory invoices, purchase orders, buy-back agreements and other agreements with manufacturers, distributors or other sellers of Vehicles (excluding agreements between Borrower and American Honda Motors or Toyota Motor Sales, to the extent that disclosure is specifically prohibited by the terms of such agreements), and all other instruments, documents and records at any reasonable time and as often as Agent or any Lender may reasonably desire; and Borrower shall assist Agent and the Lenders in so doing.

11.4 Collateral Audits. Borrower will, and will cause each Collateral Subsidiary to, permit Agent by or through any of Agent’s representatives, third party inspectors, independent contractors, attorneys or accountants, at such intervals as may be required by Agent in its sole discretion, to conduct audits of and to verify, the Collateral. Collateral audits shall, prior to the occurrence of an Event of Default be at Agent’s expense, and thereafter shall be at Borrower’s expense.

11.5 Keeping of Books and Records. Borrower will keep adequate records and books of account in which complete entries will be made reflecting all material financial transactions. Borrower will prepare all financial statements, computations and information required hereunder for Borrower and its Subsidiaries consolidated in accordance with GAAP.

11.6 Maintenance of Properties, Etc. Borrower will, and will cause each Loan Party to, maintain, repair, and preserve all of such Loan Party’s properties (whether owned, leased or subleased) that are used or useful in the conduct of the business of the Loan Parties, or where any Collateral is located (“Properties”) in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all necessary and proper replacements, repairs, renewals, and improvements so that the efficiency and value of its Properties and facilities shall not be materially impaired.

11.7 Other Obligations. Borrower will, and will cause each Loan Party to, file all required tax returns and reports and shall pay and discharge before the same become delinquent all indebtedness, taxes and other obligations for which it is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon its assets, unless it is contesting the indebtedness, taxes, or other obligations in good faith and provision has been made for the payment thereof through setting aside on its books appropriate reserves with respect thereto in accordance with GAAP.

11.8 Insurance.

11.8.1 Maintenance of Insurance. Borrower will, and will cause each Loan Party to, maintain policies of insurance upon all of the insurable Collateral, and on its properties and operations, carried with companies reasonably acceptable to Agent, in such form and amounts and covering such risks as Agent may reasonably require and as are required by Applicable Law. Without limiting the foregoing, each Loan Party shall maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

11.8.2 Form of Policies. All policies shall be written in form, amounts, coverages and basis reasonably acceptable to Agent and shall be issued by a company or companies reasonably acceptable to Agent. Agent shall be designated as loss payee with a “Lender’s Loss Payable” or mortgagee endorsement on casualty policies covering the Collateral and as an additional insured on liability policies. All policies shall include a provision that such policies will not be cancelled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least thirty (30) days prior written notice to Agent. Each policy also shall include an endorsement providing that coverage in favor of Agent will not be impaired in any way by any act, omission or default of any Loan Party.

11.8.3 Delivery of Certificates. Borrower shall furnish to Agent a certificate of insurance in a form reasonably acceptable to Agent evidencing such insurance coverage. At least thirty (30) days prior to the expiration date of each policy, Borrower shall furnish Agent a renewal certificate, together with evidence that the renewal premium has been paid. Agent will provide copies of all insurance certificates and renewal policies (or certificates) to the Lenders promptly after Agent’s receipt of the same.

11.9 Compliance with Laws. Borrower shall, and shall cause each Loan Party to, comply in all material respects with all Applicable Laws (including but not limited to all Environmental Laws, Access Laws and the FLSA) and promptly provide written notice to Agent of the receipt of any notice of violation thereof from any Governmental Body which violation, alone or together with any other such violations, could reasonably be expected to have a Material Adverse Effect.

11.10 Agreements with Sellers. Borrower shall, and shall cause each Loan Party to, comply with Franchise Agreements, other Seller Agreements, and all other agreements between such Person and any manufacturer or distributor of New Vehicles in all material respects and shall maintain all such agreements in full force and effect, except in accordance with the disposition of a Dealership or Subsidiary in accordance with Section 12.1.2, and except as a result of termination or cessation of business not restricted by Section 12.8.

11.11 Management. Borrower will, maintain and will cause each Loan Party to, maintain a Chief Executive Officer, President, Executive Vice President and Chief Financial Officer with qualifications and experience at least comparable to those currently holding such positions.

11.12 Landlord’s Consents. If required by Agent or Required Lenders, Borrower shall and shall cause each Loan Party to, use its best efforts to obtain and deliver to Agent from time to time an agreement, release and consent to the security interest of Agent and the Lenders in the Collateral, in form and substance reasonably acceptable to Agent from any owner or landlord of any real property leased by a Borrower as lessee (each a “Landlord’s Consent”).

11.13 Notification. Promptly after learning thereof, Borrower will notify Agent in writing of:

11.13.1 The occurrence of any Default, and if such Default is then continuing, deliver to Agent a certificate of its chief financial officer or other authorized officer setting forth the details thereof and the action which it is taking or proposes to take with respect thereto.

11.13.2 The occurrence of any of the following that could reasonably be expected to have a Material Adverse Effect: (i) the release of any Hazardous Substances on, under, about, from, or affecting any of the Properties, any adjacent property as a result of contamination, release or activity on the Properties, or any Collateral, (ii) or any other condition threatened or asserted with respect to any such property arising under any Environmental Laws.

11.13.3 The details of any lien, litigation, administrative proceeding or judgment involving $5,000,000.00 or more individually or in the aggregate threatened, instituted or completed against Borrower, any Loan Party, any Collateral, or any assets of any Loan Party (or involving $25,000,000.00 or more in the aggregate with respect to the Loan Parties taken as a whole), including but not limited to any and all enforcement, cleanup, removal or other governmental or regulatory proceedings pursuant to any Environmental Laws.

11.13.4 Any citation, order to show cause, or other legal process or order that has or could reasonably be expected to have a Material Adverse Effect, directing Borrower or any Loan Party to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to it any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order.

11.13.5 Any (a) refusal, denial, threatened denial, or failure by any Governmental Body to grant, issue, renew, or extend any material Governmental Approval; (b) proposed or actual revocation, termination, or modification (whether favorable or adverse) of any material Governmental Approval by any Governmental Body; (c) dispute or other adverse action with regard to any material Governmental Approval by any Governmental Body; (d) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (e) written threats or written notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing.

11.13.6 Any dispute concerning or any threatened nonrenewal or modification of any material lease for real or personal property to which it is a party.

11.13.7 Any material change in the relationship between any Dealership and any Vehicle manufacturer or distributor including, without limitation, the loss or cancellation, or threatened loss or cancellation, of a franchise, or any notice of the existence of a default under any Franchise Agreement or other Seller Agreement.

11.13.8 Any other event or circumstance which has or could reasonably be expected to have a Material Adverse Effect.

11.13.9 Copies of any material notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

11.14 Further Assurances. From time to time, when requested by Agent or any Lender, it shall duly execute and deliver or cause to be duly executed and delivered to Agent such further instruments, agreements, and documents and do or cause to be done such further acts as Agent or any Lender deems reasonably necessary to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

11.15 Deposit Accounts. Except as consented to in writing by Agent and Required Lenders, Borrower shall and shall cause each Subsidiary to, maintain its primary operating deposit accounts with U.S. Bank. Except as provided in Subsection (c) of Section 7.1.4, all such deposit accounts other than trust accounts shall be subject to a control agreement (in form and content satisfactory to the Agent and the Required Lenders) between U.S. Bank, Agent, the Borrower, and all account holding Subsidiaries of Borrower, which control agreement shall establish a perfected priority security interest (subject only to the Permitted Liens) in favor of Agent, for the benefit of the Lenders, in all such deposit accounts.

ARTICLE 12.

NEGATIVE COVENANTS

Until termination of the availability of Loans and Letters of Credit and payment and performance in full of all Obligations of each Loan Party under the Loan Documents, Borrower agrees that:

12.1.1 Borrower will not, and will not permit any Loan Party to, wind up, liquidate or dissolve or reorganize, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or convey, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (except, with respect to sales of less than substantially all of its assets, for sales of inventory, chattel paper and equipment in the ordinary course of business), or all or substantially all of the stock or other Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or wind up, liquidate or dissolve or take any action to authorize winding up, dissolution, or liquidation, except that, if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (b) any wholly owned Subsidiary may merge into another wholly-owned Collateral Subsidiary in a transaction in which the surviving entity is a Collateral Subsidiary, and (c) any wholly-owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Collateral Subsidiary, so long as Agent and the Lenders shall continue to have a perfected security interest in the transferred assets, subject to no Liens other than Permitted Liens existing on the date of the transfer.

12.1.2 Notwithstanding the provisions of Section 12.1.1, Borrower or any Subsidiary may sell all or substantially all of the assets (including Equity Interests) of any Dealership or other Subsidiary (or of any business unit or franchise of a Dealership or other Subsidiary) for not less than fair market value, if no Default shall exist immediately prior to or upon giving effect to any such sale, and

(a) the sale is included on the Schedule of Approved Sales attached to the Sixth Amendment to Loan Agreement dated March 31, 2009, or

(b) Required Lenders have consented in writing to the sale and Borrower has complied with all terms and conditions of such consent, it being acknowledged that Required Lenders have consented to the sales of facilities in Issaquah, Washington and Burlingame, California which occurred in August, 2008.

12.1.3 Notwithstanding the provisions of Sections 12.1.1 and 12.1.2, any Subsidiary that no longer has assets (or that has assets with an aggregate book value less than $25,000) may discontinue operations and dissolve or liquidate unless such action would constitute a Material Adverse Effect or any Default shall exist immediately prior to or upon giving effect thereto.

12.2 Guaranties, Etc. Borrower shall not and shall not, permit any Loan Party to, enter into or permit to exist any Contingent Obligations, except Contingent Obligations permitted by Section 12.10.

12.3 Liens. Borrower shall not, and shall not permit any Loan Party to, grant or permit to exist a security interest in or Lien on its presently owned or hereafter acquired real or personal property except:

(a) Liens in favor of Agent and the Lenders which secure the Obligations.

(b) Liens for taxes, assessments or other government charges or levies not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

(c) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(d) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (excluding, however, Liens arising under ERISA) which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(e) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(f) Judgment and other similar Liens arising in connection with court proceedings, in an aggregate amount not in excess of $5,000,000.00 for any Loan Party or in excess of $25,000,000.00 in the aggregate for the Loan Parties taken as a whole; provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and the existence thereof does not constitute a Default hereunder.

(g) Easements, rights-of-way, zoning restrictions, and other similar encumbrances in existence on the date of this Agreement or which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Loan Party of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

(h) Liens on the assets of a Dealership securing Floor Plan Financing permitted by Section 12.10(e), and which are, only as to liens in existence on the Closing Date, listed on the Disclosure Schedule; provided that the Floor Plan Lender providing such financing has entered into an intercreditor agreement with Agent in form and content reasonably satisfactory to Agent and the Required Lenders.

(i) Purchase money Liens hereafter created by any Borrower or any Collateral Subsidiary to secure the purchase price of equipment acquired after the Closing Date, so long as (i) such equipment is acquired in the ordinary course of such Person’s business, (ii) such Lien attaches to such equipment no later than 10 days after the acquisition thereof; (iii) such Lien does not extend to any equipment other than the equipment acquired, (iv) such Lien secures only the obligation to pay the purchase price of such equipment, and (v) the Debt secured is permitted by Section 12.10(k) hereof.

(j) Liens in existence on the Closing Date securing Debt permitted by Section 12.10 hereof (if such Debt is permitted to be secured), which are consented to by Agent and listed on the Disclosure Schedule.

(k) Liens securing obligations in respect of Capital Leases provided that such Capital Leases are otherwise permitted under this Agreement, and such Liens attach only to the property being leased.

(l) Liens in favor of U.S. Bank or another Lender to secure such Lender’s exposure under Interest Rate Protection Agreements, provided that such Liens are fully subordinated to the Liens in favor of Agent and the Lenders which secure the Obligations, pursuant to a subordination agreement in form and content satisfactory to Agent and the Required Lenders.

(m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution (provided that such deposit accounts are permitted) and, if such deposit accounts are with U.S. Bank (or with another financial institution, if required by Agent), such liens are subordinated to the Liens in favor of Agent and the Lenders which secure the Obligations pursuant to the control agreement required under Section 11.15).

(n) Liens on property (excluding Collateral) acquired after the Closing Date which are in existence at the time such property is acquired, which were not incurred in contemplation of the acquisition, and which secure Debt permitted by this Agreement.

(o) Liens on assets owned by LRE which secures Debt permitted by this Agreement.

(p) Liens consented to in writing by the Required Lenders.

Notwithstanding the foregoing, except for Liens in favor of Agent, there shall not be any Liens on any of the capital stock or other Equity Interests of Borrower or any Subsidiary.

12.4 Restricted Payments. Borrower will not, and will not permit any Loan Party to (a) declare or pay, or agree to declare or pay, or set aside funds for the payment, directly or indirectly of, any Restricted Payment, or (b) pay or agree to pay or set aside funds to pay any management fees or similar fees in the case of Borrower, to any direct or indirect Affiliate thereof, or in the case of any other Loan Party, to any direct or indirect owner of its Equity Interests or any direct or indirect Affiliate thereof, except (c) (i) Subsidiaries of Borrower may make Restricted Payments or payments of such fees to Borrower or to any Subsidiary of Borrower which is a Guarantor or Collateral Subsidiary, and (ii) so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, Borrower may pay dividends on its capital stock and Borrower may repurchase shares of its capital stock.

12.5 Subordinated Debt. 12.5.1 Borrower will not and will not permit any Loan Party to, make any redemption, prepayment, principal payment, defeasance or repurchase of any Subordinated Debt, or agree to modify the terms of any Subordinated Debt, except that Borrower or any Loan Party may take any of the foregoing actions so long as no Event of Default has occurred or will exist after giving effect to such action.

12.6 Loans and Investments. Borrower will not, and will not permit any Subsidiary to, (a) make or contract to make any loan or advance to any Person (other than short term trade advances in the ordinary course of business), or incur Contingent Obligations with respect to the obligations of any Person; (b) purchase or otherwise acquire, any capital stock, obligations, or other securities of, make any capital contributions to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person (the matters described in clause (a) and (b) are collectively, “Investments”), except:

(a) Investments by Borrower in any Subsidiary or Affiliate or by any Subsidiary in any of its Subsidiaries or Affiliates, in each case, which exist as of the Closing Date;

(b) contributions by the Borrower to the capital of any of its Collateral Subsidiaries, or by any such Collateral Subsidiary to the capital of any of its Collateral Subsidiaries;

(c) in the ordinary course of business, Investments by Borrower in any Collateral Subsidiary or by any Subsidiary in Borrower, or by any Subsidiary in any Collateral Subsidiary, by way of intercompany loans, advances or guaranties, to the extent permitted by this Agreement;

(d) Contingent Obligations permitted by Section 12.10.

(e) Cash Equivalent Investments;

(f) Bank deposits in the ordinary course of business;

(g) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(h) Investments pursuant to an acquisition permitted by Section 12.13;

(i) Investments, in an aggregate amount for Borrower and its Subsidiaries not to exceed $5,000,000.00, in equity securities of companies which are not Affiliates of Borrower;

(j) Investments listed on the Disclosure Schedule;

(k) Extensions of credit to customers made in the ordinary course of business and in connection with the sale or lease of inventory in the ordinary course of business;

(l) Investments not exceeding $20,000,000 in the aggregate in equity interests representing up to 49% ownership in minority owned automobile dealers in accordance with the guidelines of the National Association of Minority Automobile Dealers (“Minority Dealer Affiliates”) (it being understood that any entities in which such investments are made shall not be considered Subsidiaries for the purposes of the Agreement and shall not be included as Subsidiaries in any of the financial statements of the Borrower and its Subsidiaries that are required under Section 10.2); and

(m) Such other Investments as are consented to by the Required Lenders in their sole discretion;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (d), (h), (i), or (l) shall be permitted to be made if, immediately before or after giving effect hereto, any Default or Event of Default exists; and (z) the Borrower shall not, and shall not permit any Subsidiary to, create or acquire, or make any Investment in any Subsidiary, not organized under the laws of a State of the United States.

(n) Extensions of credit to Persons acquiring the assets of a Dealership or another Subsidiary pursuant to a sale permitted by Section 12.1.2, in an aggregate principal amount, for Borrower and its Subsidiaries, not to exceed $4,000,000.00 outstanding at any time.

12.7 Transactions with Affiliates. Borrower will not, and will not permit any Loan Party to, enter into any transaction with any Affiliate, except a wholly-owned Subsidiary which is a Guarantor or a Collateral Subsidiary, including without limitation, the purchase, sale, or exchange of property or the rendering of any service, except in the ordinary course of business and upon fair and reasonable terms no less favorable to it than those that would prevail in a comparable arm’s-length transaction with a Person not an Affiliate.

12.8 Type of Business. Borrower will not, and will not permit any Loan Party to, make any material change in the type, character or nature of its business activities, engage in any new type of business activity unrelated to its existing business or, interrupt or cease to engage in, for a time deemed material by Agent, any portion of its business activities or operations that would represent a reduction in annual revenues of $175,000,000.00 or more.

12.9 Structure. Borrower will not, and will not permit any Loan Party to, make any material change in its organizational structure or capital structure, or make any material modification in its Articles of Organization or Incorporation, Partnership Agreement, Operating Agreement, Bylaws, or other organizational documents.

12.10 Debt. Borrower will not, and will not permit any Loan Party to, incur or permit to exist any Debt to any Person except:

(a) Debt (including Contingent Obligations) incurred pursuant to this Agreement and the Loan Documents.

(b) Short-term unsecured trade obligations incurred in the ordinary course of business which are not past due.

(c) Debt in respect of Interest Rate Protection Agreements.

(d) Funded Debt of LRE which is secured primarily by real estate owned by LRE.

(e) Subject to satisfaction of the requirements of Section 12.3(h) by each Floor Plan Lender, Funded Debt of the Dealerships with respect to Floor Plan Financing provided by Chrysler Financial Services Americas, LLC, GMAC, Inc., Ally Bank, Ford Motor Credit Corporation, Toyota Motor Credit Corporation, VW Credit, Inc., BMW Financial Services NA, LLC, DCFS USA LLC, Nissan Motor Acceptance Corporation, American Honda Finance Corporation, or other Floor Plan Lenders approved by Agent and the Lenders.

(f) Subordinated Debt.

(g) Unsecured guarantees by Borrower of (i) Floor Plan Financing obligations of Dealerships to Floor Plan Lenders, (ii) debt of LRE which is permitted under Subsection 12.10(d), (iii) operating leases of its Subsidiaries and Minority Dealer Affiliates, and (iv) extensions of credit to a Minority Dealer Affiliate, all proceeds of which are used to purchase New Vehicles, Service Loaner Vehicles, or Program Vehicles to be held by the Minority Dealer Affiliate for sale and/or lease in the ordinary course of business, which notwithstanding any contrary provisions hereof shall be the only guarantees by Borrower.

(h) Unsecured Debt of Borrower to any Collateral Subsidiary.

(i) Unsecured Debt of any Subsidiary to Borrower or to any Collateral Subsidiary.

(j) Debt existing on the Closing Date and set forth on the Disclosure Schedule, provided that such Debt shall not be increased and that no additional collateral shall be provided for such Debt.

(k) Funded Debt in an aggregate principal amount not to exceed for Borrower and all Subsidiaries $5,000,000.00 at any time outstanding, provided that such indebtedness is either unsecured or is purchase money indebtedness incurred to acquire equipment which is secured only by the equipment acquired and such equipment secures only the obligation to pay the purchase price.

(l) Unsecured guaranties by a Subsidiary of the obligations of LRE on (i) real estate leases between LRE and an owner of real estate which has been subleased by LRE to such Subsidiary, and (ii) debt incurred by LRE which is permitted under Subsection 12.10(d) and which is obtained to finance real estate leased by LRE to such Subsidiary.

(m) Additional Funded Debt, which together with all other Funded Debt permitted by this Section 12.10, excluding Debt described in Sections 12.10(a), 12.10(e), and 12.10(f) and without duplication, Funded Debt associated with discontinued operations (“Excluded Funded Debt”), does not at any time for Borrower and all Subsidiaries exceed an aggregate outstanding principal amount of $260,000,000.00; provided that any such Debt incurred after the Closing Date, shall be unsecured, unless permitted to be secured by the terms of this Agreement. Notwithstanding any contrary provision hereof, the Funded Debt of Borrower and its Subsidiaries (excluding Excluded Funded Debt, but including all other Funded Debt described in this Section 12.10) shall not at any time exceed an aggregate principal amount of $260,000,000.00.

(n) Debt appearing as a claims reserve (or similar term) on the balance sheet of Borrower and its Subsidiaries, which represents amounts which have been received but which will be expended to pay warranty and service claims by customers of the Dealerships.

12.11 Margin Stock; Speculation. Borrower will not, and will not permit any Loan Party to, use any part of the proceeds of any Loan, either directly or indirectly, for the purpose, whether immediate, incidental, or ultimate, of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time) or extending credit to others for the purpose of purchasing or carrying any margin stock or for any purpose which violates any applicable provision of any regulation of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Loan Party shall be engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or conveying any margin stock. No part of the proceeds of any Loan will be used for speculative investment purposes, including without limitation speculating or hedging in the commodities and/or futures market.

12.12 Restrictive Agreements. Except for Permitted Restrictions and the provisions of this Agreement and the other Loan Documents, Borrower will not, nor will it permit any Loan Party to (a) enter into or permit to exist any arrangement, contract, or agreement which directly or indirectly prohibits Borrower or any Loan Party from or imposes any restrictions on creating, assuming or incurring any Lien upon all or any portion of its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into or permit to exist any agreement, contract or arrangement restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind to Borrower or any other Subsidiary, to make loans, advances or other payments of whatsoever nature to Borrower or any other Subsidiary, to make transfers or distributions of all or any part of its assets to the Borrower or any other Subsidiary, or to borrow money from Borrower or any other Subsidiary, (c) enter into or permit to exist any agreement, contract or arrangement which directly or indirectly prohibits any Subsidiary from guarantying or imposes restrictions on the ability of any Subsidiary to guaranty, the Obligations, or (d) enter into or permit to exist any agreement or arrangement which would be violated by the extensions of credit contemplated hereunder or the performance by any Loan Party of its obligations under the Loan Documents.

12.13 Permitted Acquisitions. Except as otherwise permitted by Section 12.6 and except for acquisitions of real estate by LRE, Borrower shall not, and shall not permit any Subsidiary to, acquire Control of any Person or acquire all or substantially all of the assets of any Person or of any business unit or line of business of any Person (an “Acquisition”) except upon satisfaction of the following requirements:

(a) The Acquisition consists of the acquisition by Borrower, directly or indirectly, of (i) 100% of the Equity Interests of a Person that following the Acquisition will be a Dealership (“New Dealership”) or, in the case of a Majority Acquisition, at least 80% of the Equity Interests, or (ii) all or substantially all of the assets of a dealership, or of a business unit or line of business of a dealership.

(b) Borrower shall give Agent at least 30 days prior written notice of the proposed Acquisition.

(c) The Board of Directors (or other Persons exercising similar functions) of the seller have not disapproved the transaction or recommended that such transaction be disapproved.

(d) Upon consummation of the Acquisition, the Person being acquired (or the Person acquiring the assets in an asset purchase) shall be a wholly owned (or in the case of a Majority Acquisition, at least 80% owned), direct or indirect, Subsidiary of Borrower (an “Acquisition Subsidiary”) or shall be merged into Borrower.

(e) Each Acquisition Subsidiary (including Subsidiaries acquired in Majority Acquisitions) shall execute a Joinder Agreement and any other documents reasonably required by Agent or any Lender so that such Acquisition Subsidiary becomes a Guarantor and grants a security interest in the Collateral of such Acquisition Subsidiary.

(f) All representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Acquisition unless such representation or warranty refers to another date and except as previously disclosed to and accepted by Agent in writing, and no Default shall have occurred and be continuing or will exist after giving effect to the Acquisition. For purposes of this determination, all requirements applicable to any Guarantor, Collateral Subsidiary, or Subsidiary shall be deemed to apply to any Acquisition Subsidiary.

(g) Agent shall have received the organizational documents, status or good standing certificates and resolutions, or other authorizations demonstrating the due organization, valid existence, qualification to do business and (where applicable) good standing of any Acquisition Subsidiary, and the authority of the Acquisition Subsidiary to become a Loan Party.

(h) Agent shall have received copies of the purchase agreement and lease, if any, relating to that Acquisition.

(i) Agent shall have priority security interests in the Collateral owned by the Acquisition Subsidiary as security for all of the Obligations, subject only to the Permitted Liens, and shall have received satisfactory evidence of perfection and the priority of such security interests, including without limitation such Uniform Commercial Code and other searches, signed termination statements or payoff letters and other filings as Agent or any Lender deems appropriate, which shall include evidence of the termination of, or reasonably satisfactory arrangements for the termination of, all security interests of any secured party in any of the assets acquired or of the Acquisition Subsidiary.

(j) Agent shall have conducted such audits of any Collateral being acquired or which is owned by any Acquisition Subsidiary as is desired by Agent, the results of which shall be satisfactory to Agent.

(k) Borrower or any Acquisition Subsidiary shall have received approval of all material Seller Agreements (including without limitation Franchise Agreements), between any Acquisition Subsidiary and any manufacturer or distributor of Vehicles for which the Acquisition Subsidiary will act as a dealer as may be necessary for Acquisition Subsidiary to conduct its intended business following the Acquisition. Borrower or the Acquisition Subsidiary shall deliver to Agent copies of all such Seller Agreements promptly upon receipt, if requested by Agent or any Lender.

(l) All insurance required under Section 11.8.2 shall have been obtained and Agent shall have received evidence thereof in the form of a certificate of insurance as required under Section 11.8.3.

(m) Borrower has delivered to Agent a certificate in a form acceptable to Agent and signed by Borrower’s chief financial officer or other officer acceptable to Agent, certifying that all conditions in Section 12.13(a), (c), (d), (f) and (l) have been satisfied or will be satisfied as of the date of the Acquisition.

(n) The aggregate consideration paid for the assets acquired (other than real property and New Vehicles, Service Loaner Vehicles and Program Vehicles financed with a Floor Plan Lender) or for the Equity Interests acquired, shall not exceed (i) $10,000,000.00 for any single Acquisition, or (ii) $30,000,000.00 for all Acquisitions during the time period from October 1, 2009 through the Expiration Date, except with the prior written consent of Agent.

(p) Agent has received such additional documents, approvals, consents and information and Borrower has satisfied such additional requirements as Agent or any Lender reasonably requests.

12.14 Fiscal Year. Borrower will not, and will not permit any Subsidiary to, change its fiscal year.

12.15 Lithia Real Estate, Inc. LRE shall not own any assets other than real estate, cash, and assets incidental to the operation of specific real estate; provided, however that LRE shall in no event own any equipment (except fixtures attached to real estate) or inventory.

ARTICLE 13.

DEFAULT AND REMEDIES

13.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default under this Agreement and each of the Loan Documents:

13.1.1 Any Loan Party shall fail to pay (a) when due, any principal owing under this Agreement, any Note, Letter of Credit, LC Agreement, or any other Loan Document, or (b) within 3 days after it is due, any interest or fee payable under this Agreement, any Note, Letter of Credit, LC Agreement, or any other Loan Document or (c) when due and uncured within 5 days after notice from Agent that such amount remains unpaid, any other amount payable under this Agreement, any Note, Letter of Credit, LC Agreement, or any other Loan Document.

13.1.2 Any default under or any failure of any Loan Party to perform or comply with any term, condition, covenant or obligation (a) set forth in Section 10.1, 11.1, 11.10 or Article 12 of this Agreement or (b) set forth in any provision of this Agreement (except an Event of Default specified in Section 13.1.1, 13.1.2(a) or elsewhere in Section 13.1), any other Loan Document or any other Agreement between Agent or any Lender and any Loan Party, and such default or failure is not cured within 30 days after the earlier of the date any Loan Party knows or reasonably should know thereof or the date on which Agent gives written notice thereof to Borrower (provided, however, that such cure period is available only if the applicable default or failure is reasonably capable of being cured).

13.1.3 Any default occurs in the payment or performance of any material provisions of any agreement or condition relating to the Subordinated Debt or any other Debt in an aggregate amount outstanding for such Debt for all Loan Parties that is in excess of $5,000,000.00 (other than Debt owing under the Loan Documents) and the period of grace, if any, to cure such default shall have passed, and the default constitutes (a) nonpayment, or (b) any event or condition, the effect of which is to cause or permit the holder of such Debt to cause such Debt to become due prior to its maturity date.

13.1.4 Any default occurs under or any Loan Party fails to pay, perform or comply with any material terms, conditions or obligations in any security instrument securing the Obligations or any Lien created or purported to be created by any Security Document shall cease to be, or shall be asserted by any Person not to be, a valid, perfected Lien with a priority that is subject only to the Permitted Liens.

13.1.5 Any Guaranty or other Loan Document ceases to be, or shall be asserted by Borrower or any Guarantor not to be, in full force and effect, or any Guarantor shall attempt to revoke or repudiate any Guaranty.

13.1.6 Any warranty, representation, statement, or information made or furnished to Lender by or on behalf of any Loan Party proves to have been false or misleading in any material respect when made, furnished, or certified, or when deemed made, furnished, or certified.

13.1.7 Custody or control of any substantial part of the property of any Loan Party is assumed by any Governmental Body or any Governmental Body takes any final action, the effect of which would be a Material Adverse Effect.

13.1.8 (a) Any Loan Party shall commence any case, proceeding, or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Loan Party any case, proceeding, or other action of a nature referred to in clause (a) above which (iii) results in the entry of an order for relief or any such adjudication or appointment or (iv) remains undismissed, undischarged, unstayed, or unbonded for a period of 30 days; or (c) there shall be commenced against any Loan Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, or bonded pending appeal within 30 days from the entry thereof; or (d) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b), or (c) above; (e) any Loan Party shall admit in writing its inability to pay its debts as they become due or shall, within the meaning of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), generally not pay its debts as they become due; or (f) any Loan Party is not Solvent.

13.1.9 Except as permitted by Section 12.1, (a) any Loan Party which is a corporation, partnership, limited liability company or other type of entity is dissolved or liquidated or takes any action to authorize a dissolution or liquidation; or (b) any Loan Party which is a trust (or trustee acting with respect to property held in trust) is revoked, amended or terminated.

13.1.10 Any refusal or failure by any Governmental Body to issue, renew, or extend any material lease or Governmental Approval with respect to the operation of the business of any Loan Party or its Subsidiaries, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval that could reasonably be expected to have a Material Adverse Effect.

13.1.11 One or more judgments, writs of attachment, or similar process, in an aggregate amount in excess of $5,000,000.00 (in excess of insurance coverage) shall be entered or filed against any Loan Party or any property of any Loan Party and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days or more.

13.1.12 Any of the following events shall occur or exist with respect to any Loan Party or any ERISA Affiliate: (a) any Reportable Event shall occur; (b) any Prohibited Transaction shall occur; (c) complete or partial withdrawal from any Multiemployer Plan shall take place; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated, the result of which is to result in a liability or obligation in excess of $5,000,000; or (d) circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings.

13.1.13 Borrower or any Collateral Subsidiary fails to pay, perform or comply with any material term, condition or obligation in any Seller Agreement, or any such agreement ceases to be, or is asserted by any Person not to be, in full force and effect, or the other party to such agreement gives notice of default to Borrower or any Collateral Subsidiary, and the result of such failure, cessation, or notice of default has, or might reasonably be expected to have, a Material Adverse Effect.

13.1.14 There is any Change in Control.

13.2 Consequences of Default; Rights and Remedies. Time is of the essence of this Agreement.

13.2.1 Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 13.1.8 and at any time thereafter during the continuance of such Event of Default, Agent shall have the right, by written notice to Borrower, to: (a) terminate the commitments to make Loans and issue Letters of Credit; (b) declare all outstanding Obligations payable by Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents to the contrary notwithstanding; and/or (c) direct Borrower to deliver to Agent funds in an amount equal to the aggregate stated amount of all outstanding Letters of Credit. Borrower immediately shall deliver to Agent all such funds required by Agent and Agent shall hold such funds in a non-interest bearing account as collateral for the Obligations. Borrower hereby grants to Agent, for the benefit of the Agent, Issuing Lender and the Lenders, a security interest in such funds and such account.

13.2.2 Upon the occurrence or existence of any Event of Default described in Section 13.1.8, immediately and without notice, (a) the Commitments and the availability of Loans and Letters of Credit shall automatically terminate, (b) all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents to the contrary notwithstanding, and (c) Borrower shall automatically become obligated to deliver to the Agent funds in an amount equal to the aggregate stated amount of all outstanding Letters of Credit, which funds shall be held by the Agent in a non-interest bearing account as collateral for the Obligations. Borrower hereby grants to Agent, for the benefit of the Agent, Issuing Lender and the Lenders, a security interest in such funds and such account.

13.2.3 In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent and the Lenders shall have the right to exercise any right, power or remedy available under this Agreement, any of the other Loan Documents, or otherwise available at law or in equity.

13.2.4 The Agent shall promptly inform the Lenders of the occurrence of any Default or Event of Default of which it is deemed to have knowledge or notice pursuant to

Section 15.7 and will promptly provide the Lenders with copies of any and all notices that Agent has received with respect thereto. After such notification, the Lenders shall meet to determine the desired course of action and the Agent shall take such course of action, and pursue such rights and remedies under the Loan Documents, as the Required Lenders shall determine. If the Required Lenders have not agreed upon a course of action within 90 days after the date that the Lenders have received a notice from the Agent of the occurrence of a Default or Event of Default, the Agent shall (and shall be obligated to) terminate the Commitments, accelerate all of the Obligations, and apply all amounts collected from the Borrower, the Subsidiaries of Borrower, any Guarantors and the Collateral as set forth in Section 5.8 and pursue such other rights and remedies as are prudent under the circumstances. During the time frame between the Agent’s giving notice of the occurrence of a Default or Event of Default to the Lenders and the earlier of (a) the Required Lender’s agreement on a course of action or (b) the expiration of the 90 day decision period, the Agent shall take such actions on behalf of the Lenders as the Agent deems prudent. This Section shall not apply to any Event of Default referred to in Section 13.1.8. Any Event of Default referred to in Section 13.1.8 shall be governed by Section 13.2.2. However, decisions as to how to handle, vote, or compromise the Agent’s claims on behalf of the Lenders in any bankruptcy or insolvency proceeding shall be governed by this Section. This Section confers no rights upon any Loan Party.

ARTICLE 14.

HAZARDOUS SUBSTANCES

14.1 Representations and Warranties. Borrower represents and warrants that to Borrower’s knowledge, the Properties identified in the Disclosure Schedule are the only Properties requiring remedial action under applicable Environmental Laws, resulting from the use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any Hazardous Substances on, under, about or from any of the Properties. The performance of such remedial actions will not have a Material Adverse Effect on Borrower or its businesses.

14.2 Activities. Borrower agrees that it will require any other Loan Party to use, generate, manufacture, store, treat, release or dispose of Hazardous Substances on, under, about or from the Properties only as is reasonable and necessary in the operation of Borrower’s businesses, and in substantial compliance with all applicable Environmental Laws.

14.3 Inspections. Borrower will permit and will cause each Loan Party to permit representatives of Agent and the Lenders to enter upon the Properties to make such inspections and tests as they may deem appropriate to determine compliance of the Properties with this Article. Any such inspections or tests shall be at the expense of Borrower and for Agents’ and the Lenders’ purposes only, and shall not be construed to create any responsibility or liability on the part of Agent or any Lender to Borrower, any Loan Party or any other Person.

14.4 Release and Indemnity. Borrower hereby (a) releases and waives any future claims against Agent and each Lender for indemnity or contribution in the event any Loan Party becomes liable for cleanup or other costs under any Environmental Laws, and (b) agrees to indemnify and hold harmless Agent and each Lender and their respective officers, directors, employees, agent, attorneys and advisors (the “Indemnified Persons”) against any and all claims, losses, liabilities, damages, penalties, and expenses which such

Person may directly or indirectly sustain or suffer resulting from a breach of this Article by any Loan Party or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a Hazardous Substance on the Properties, except to the extent arising from the gross negligence or willful misconduct of the Indemnified Persons.

14.5 Survival. The provisions of this Article, including the obligation to indemnify, shall survive the repayment of the Notes and Letters of Credit and other liabilities and Obligations of Borrower under this Agreement, and the termination or expiration of this Agreement, and, if applicable, shall not be affected by Lender’s acquisition of any interest in any of the Properties, whether by foreclosure or otherwise.

ARTICLE 15.

AGENCY PROVISIONS

15.1 Authorization. Each Lender hereby appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth hereunder and in the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of any Loan Document a fiduciary relationship with any Lender; and nothing in any Loan Document, shall be construed to impose upon Agent any obligations with respect to the Loan Documents except as expressly set forth herein. The term “Agent” is not intended to connote any fiduciary relationship or other obligations arising under any agency doctrine, but is used merely as a matter of market custom and is intended to reflect only an administrative relationship between independent contracting parties. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans or other Obligations, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of Required Lenders, and such instructions shall be binding upon all Lenders, provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Documents or Applicable Law. In the absence of instructions from Required Lenders, Agent shall have authority, in its sole discretion, to take or not to take any actions or make any decisions regarding (a) decisions pursuant to Section 4.1.2 and (b) any other matters that are not specifically reserved to (i) the Required Lenders or (ii) the Agent and the Required Lenders or (iii) the Agent and the Lenders, all without the consent of any Lender, and any such action or failure to act shall be binding on Lenders and on all holders of the Notes. Each Lender and each holder of any Notes shall execute and deliver such additional instruments, including powers of attorney in favor of the Agent, as may be necessary or desirable to enable Agent to exercise its powers hereunder and under the other Loan Documents. Agent shall take no action with respect to any decisions, consents, determinations, and other matters that are reserved to (A) the Required Lenders or (B) the Agent and the Required Lenders or (C) the Agent and the Lenders under this Agreement or any other Loan Document without the consent of, or specific direction from, the Required Lenders, except as set forth in Section 13.2.4. In addition, Agent shall take no action with respect to any decisions, consents, determinations, and other matters that are reserved to all of the Lender’s under Section 16.9 without the consent of or specific direction by all of the Lenders.

15.2 Duties and Obligations. Neither Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by any of them in good faith under or in connection with this Agreement or any other Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (a) may treat each Lender which is a party hereto as the party entitled to receive payments hereunder until Agent receives written notice of the assignment of such Lender’s interest in accordance with Section 16.4; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement, any other Loan Document, or in any instrument or document furnished pursuant hereto or thereto; (d) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents on the part of any Loan Party, as to the use of the proceeds of any Loan, or as to the existence or possible existence of any Default or Event of Default; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement, of any other Loan Document, or of any instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or with respect to this Agreement or any other Loan Document by acting upon any oral or written notice, consent, certificate, or other instrument or writing (which may be by telegram, facsimile transmission, cable, or telex) believed by it to be genuine and signed, sent or made by the proper party or parties or by acting upon any representation or warranty of any Loan Party made or deemed to be made herein or in any other Loan Document.

15.3 Agent in Individual Capacity. With respect to its Commitments, Loans and participation in Letters of Credit, Agent, in its individual capacity as a Lender and not as Agent, shall have the same rights hereunder and otherwise as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall include the Agent in its individual capacity and as Issuing Lender. The Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any Loan Party or any of their Subsidiaries and Affiliates, all as if the Agent were not the Agent and without notice to or consent of the Lenders.

15.4 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Loan Party which may come into the possession of the Agent or any of its affiliates.

15.5 Indemnification. The Lenders agree to indemnify Agent and its officers, directors, employees, agents, attorneys and advisors (collectively, “Agent-Related Persons”) (to the extent not reimbursed by Borrower) ratably according to their respective Pro Rata Shares from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments. suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent-Related Persons in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement or any other Loan Document, except any such as result from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand in proportion to its Pro Rata Share for any out-of-pocket expenses, including Attorney Costs, incurred by Agent in connection with the syndication, negotiation, preparation, execution, delivery, modification, administration, enforcement, preservation of the Loans and Loan Documents (to the extent that Agent is not reimbursed for such expenses by Borrower). The agreements in this Section 15.5, shall survive repayment of the Obligations and termination of this Agreement.

15.6 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders and to Borrower. Required Lenders shall thereupon have the right to appoint a successor Agent. Unless a Default exists, such successor Agent shall be reasonably satisfactory to Borrower. If no successor agent is appointed prior to the effective date of the resignation, then Agent may appoint a new agent from among the Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, other than from liabilities to Lenders for Agent’s gross negligence or willful misconduct arising prior to the date of such discharge. Until the acceptance by such a successor Agent, the retiring Agent shall continue as Agent hereunder. After any retiring Agent’s resignation as Agent shall become effective, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

15.7 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent, unless the Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Agent will take actions with respect to a Default as set forth in Section 13.2.4.

15.8 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Loan Agreement or any of the other Loan Documents, any Lender that fails to pay any amount required hereunder, including failure (a) to make available to the Agent its Pro Rata Share of any Loan, or LC Outstandings, or to fund any participation in any LC Outstandings, or (b) to comply with the provisions of Section 16.7, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed a “Defaulting Lender” until such time as such delinquency is satisfied. A Defaulting Lender shall be deemed to have assigned to the remaining nondefaulting Lenders (a) any and all payments due to it from Borrower, whether on account of outstanding Loans, interest, fees or otherwise, for application to, and reduction of, their respective Pro Rata Shares of the outstanding Loans, and each Lender hereby authorizes the Agent to distribute such payments to the nondefaulting Lenders in proportion to their respective Pro Rata Shares of the applicable outstanding Obligations and LC Outstandings; and (b) its right to vote on any matters requiring the consent of the Lenders, in proportion to their respective Pro Rata Shares of the aggregate Revolving Loan Exposure of all Lenders. A Defaulting Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Obligations and LC Outstandings of the nondefaulting Lenders, the Lenders’ respective Pro Rata Shares of all outstanding Obligations and LC Outstandings have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

15.9 U.S. Bank Deposit Accounts.

15.9.1 Agent will provide to each Lender, copies of all Amendments to the Blocked Account Control Agreement or Schedule 1 thereto between Agent, U.S. Bank as a party to the Interest Rate Protection Agreements, and U.S. Bank as depositary bank (“U.S. Bank Control Agreement”).

15.9.2 Agent shall give written notice under Section 4 of the U.S. Bank Control Agreement to U.S. Bank, as depositary bank, when Agent is required to do so pursuant to Section 13.2.4 or any other provision of this Agreement.

ARTICLE 16.

MISCELLANEOUS

16.1 Payment of Expenses and Taxes. Borrower hereby agrees:

(a) to pay or reimburse Agent on demand for all reasonable costs and expenses (including reasonable Attorney Costs of Agent’s counsel) incurred in connection with the syndication, negotiation, preparation, execution, delivery, administration, enforcement of the Loan Documents and the transactions contemplated thereby, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection therewith, whether or not the transactions contemplated hereby are consummated, including all recording costs, filing fees, costs of appraisals, environmental audits and reviews, collateral audits (subject to Section 11.4), title insurance, lien searches, and costs of perfecting, continuing, monitoring, preserving and protecting security interests in the Collateral;

(b) to pay or reimburse Agent and each Lender for all their reasonable costs and expenses incurred in connection with, and to pay, indemnify, and hold the Indemnified Persons harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, disbursements, and Attorney Costs of every kind and nature arising out of or in connection with, the enforcement or protection of any rights and remedies under the Loan Documents and any other documents prepared in connection therewith (including without limitation in connection with negotiations or workout or restructuring affecting the Loan Documents or Obligations and any bankruptcy, or similar proceeding or other legal proceeding involving any Loan Party);

(c) to pay, indemnify, and to hold the Indemnified Persons harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure or delay in paying, stamp, excise and other taxes (other than income and gross revenue taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents including reasonable Attorney Costs of counsel to Agent and each Lender in connection with the foregoing and in connection with advising Agent with respect to its rights and responsibility under any Loan Document; and

(d) to pay, indemnify, and hold the Indemnified Persons harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (including reasonable Attorney Costs) which may be incurred by or asserted against any Indemnified Person arising out of or in connection with the Loan Documents, the transactions contemplated by the Loan Documents, or the use of the proceeds of the Loans (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith), whether or not any of the indemnified Persons is a party thereto, or by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 16.1 is intended to limit Borrower’s obligations pursuant to Section 4.9).

Notwithstanding the foregoing, Borrower shall have no obligation to indemnify any Indemnified Person with respect to any costs of the matters described in subsections (a), (b), (c) and (d) of this Section 16.1 which arise from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 16.1 shall survive repayment of the Obligations and termination of this Agreement.

16.2 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lenders, Agent, all future holders of the Notes and the Obligations and any of their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of each Lender.

16.3 Participations.

16.3.1 Any Lender may, in accordance with Applicable Law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests (or with respect to Letters of Credit, sub-participating interests) in its Loans, Notes, Letters of Credit, and other interests hereunder.

16.3.2 In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes and participating interests in Letters of Credit for all purposes under this Agreement, Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Participant shall have no voting rights as a Lender hereunder; provided, however, that any agreement pursuant to which any Lender sells a participating interest may require the Lender to obtain Participant’s consent to any amendment of the type described in Sections 16.9(a) through 16.9(h).

16.3.3 Borrower agrees that if amounts outstanding under this Agreement and the Notes, Letters of Credit, LC Agreement, and other Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating or sub-participating interest in amounts owing under this Agreement or any Note to the same extent it would have such rights under Section 16.8 if the amount of its participating interest were owing directly to it under this Agreement, any Note, or any other Loan Document; provided that such right of setoff shall be subject to the obligation of such Participant to share with Lenders, and Lenders agree to share with such Participant, as provided in Section 16.7 hereof. In addition, Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.2 and 6.4 hereof with respect to its participation or sub-participation in the Obligations outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount than the selling Lender would have been entitled to receive with respect to the amount transferred if no such transfer occurred.

16.4 Assignments.

16.4.1 Any Lender may, in the ordinary course of its commercial lending business and in accordance with Applicable Law, at any time sell to any Lender and, with the consent of the Agent (and, if no Event of Default then exists, Borrower), which consent shall not be unreasonably withheld, may sell to one or more other banks or financial institutions reasonably acceptable to Agent (each an “Assignee”) all or a ratable part of its Loans, Notes, and participations in Letters of Credit and other interests under this Agreement and the Loan Documents; provided, however, that (a) each assignment shall be in a minimum amount of $25,000,000.00; (b) after giving effect to any Assignment, the Revolving Loan Exposure of the transferor Lender shall be at least $35,000,000.00 or shall be $0; and (c) each assignment shall be of a constant and not a varying, percentage of all of the interests of such Lender in all Commitments, Loans and Letters of Credit. Notwithstanding the foregoing, no consent shall be required from Agent or Borrower (and no fee will be payable to Agent under Section 16.4.2)

with respect to any assignment by a Lender of all (but not less than all) of its rights, Commitments, and other obligations hereunder and under the other Loan Documents to an Affiliate of such Lender or to a successor by merger to such Lender.

16.4.2 Any assignment shall be pursuant to an agreement substantially in the form attached hereto as Exhibit F (an “Assignment Agreement”), executed by the Assignee, transferor Lender (and, in the case of a Assignee that is not then a Lender, by Agent), which Assignment Agreement shall be delivered to Agent for its acceptance and recording in the Register, together with a transfer fee for the account of Agent in the amount of $3,500.00. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment Agreement, (a) the Assignee shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with the interests as set forth therein, and (b) the transferor thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of Pro Rata Shares, Commitments, and Revolving Loan Exposure, arising from the purchase by such Assignee of the rights and obligations of the transferor Lender.

16.4.3 On or prior to the effective date specified in the Assignment Agreement, Borrower, at its own expense, shall execute and deliver to Agent new Notes to the order of such Assignee equal to the Loans assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained any obligations hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitments and Loans retained by it hereunder. Each new Note shall be substantially in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be promptly returned by Agent to Borrower marked “replaced.”

16.4.4 Each Assignee which was not previously a Lender and which is not incorporated under the laws of the United States of America or a state thereof shall, before becoming a Lender, and from time to time when requested by Agent, comply with the requirements of Section 6.1.2.

16.5 Register. The Agent shall maintain a copy of each Assignment Agreement delivered to it and a Register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments, Pro Rata Shares and principal amount of the Obligations owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent, and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans and recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

16.6 Information. Borrower, for itself and its Subsidiaries, authorizes each Lender to disclose to any Participant or Assignee and prospective Participant or Assignee any and all financial or other information in such Lender’s possession concerning Borrower or any other Loan Party, subject to the confidentiality requirements of Section 16.21 of this Agreement.

16.7 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Obligations in excess of its ratable share of payments on account of the Obligations obtained by all the Lenders, such Lender shall purchase from the other Lenders such participations or sub-participations in the Notes, Letters of Credit, and other Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender with respect to the total amount so recovered. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to Section 16.3 of this Agreement may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

16.8 Setoff; Security Interest. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower, to the extent permitted by Applicable Law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply any and all deposits, funds or assets at any time held and other indebtedness at any time owing by such Lender to or for the credit or account of Borrower, against any indebtedness or Obligations, whether matured or unmatured, of Borrower to such Lender. As security for such indebtedness and the other Obligations, Borrower hereby grants to Agent and each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower maintained at any time with Agent or such Lender. The aforesaid right of set-off may be exercised by Agent or such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Agent or such Lender prior to the occurrence of an Event of Default.

16.9 Amendments and Waivers. Except as otherwise specifically set forth herein, or as otherwise specifically provided in any Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any material departure by Borrower or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders), and, with respect to amendments, by each Loan Party which is a party thereto, and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and, in the case of amendments, the applicable Loan Parties, and acknowledged by the Agent, do any of the following:

(a) increase any Commitment (other than increases in the Letter of Credit Commitment in accordance with Section 4.1.2), Revolving Loan Exposure of any Lender, or increase the Total Revolving Loan Commitment;

(b) extend the Expiration Date;

(c) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document;

(d) reduce the principal of, or the rate of interest on any Obligations, including any Loan or the LC Outstandings, or any fees or other amounts payable by Borrower hereunder or under any other Loan Document;

(e) change the definition of Required Lenders or the Pro Rata Shares which are required to take any action hereunder;

(f) amend this Section 16.9 or any provision herein which requires consent or other action by all Lenders;

(g) release all or a substantial part of the Collateral for the Obligations; or

(h) release any Guarantor;

and, provided further, that (v) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (x) notwithstanding clause (d) above, (i) any fee or other amount payable by Borrower solely to the Agent or the Issuing Lender, may be changed with the consent of only Borrower and the Agent and, if applicable, the affected Issuing Lender, and (ii) any fee or other amount payable by any Lender solely to Agent, may be changed with the consent of only such Lender and Agent, (y) and no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender affect the rights or duties of the Issuing Lender.

16.10 Waiver; Cumulative Remedies. No failure or delay on the part of Agent or any Lender in exercising any right, power, remedy or privilege hereunder or under any of the other Loan Documents and no course of dealing between Borrower or any other Loan Party and Agent or any Lender will operate as a waiver of such right, power, remedy or privilege, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power, remedy or privilege. Waiver of any Default shall not be a waiver of any other subsequent or prior Default. No waiver of any Default (whether or not Agent or any Lender knows or should have known of such Default) shall be deemed to have occurred unless Agent (to the extent authorized under Section 13.2.4) or the Required Lenders has expressly agreed in writing specifying such waiver. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Agent, the Required Lenders, or all of the Lenders, as otherwise set forth in this Agreement. Any waiver of any provision of this Agreement, and any consent to any departure by any Loan Party from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Loan Party not required hereunder shall in any event entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Agent or any Lender to any other or further action in any circumstances without notice or demand. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Agent or any Lender would otherwise have at law or in equity or otherwise by agreement.

16.11 Notices. Except as otherwise specifically set forth in any Loan Document, all notices, requests and demands hereunder or under any Loan Document shall be in writing, and shall be deemed to have been given when hand-delivered, delivered by a recognized overnight courier service, three (3) days after being deposited in the mail as first class, registered or certified mail, postage prepaid, or upon confirmation of receipt of a facsimile transmission (fax), addressed to the Loan Parties as set forth below and to the Agent and Lenders at the address set forth on the signature pages hereof or on any Assignment Agreement executed by any Assignee and delivered to Agent and Borrower; provided, however, that any request by a Borrower to Agent for a Loan or Letter of Credit shall not be effective until received by Agent. Any party may at any time change its address for notices by giving notice of such change to the other parties:

To any Loan Party:

c/o Lithia Motors, Inc.

360 E. Jackson St.

Medford, OR 97501

Attn: Chief Financial Officer

with a copy to:

Roberts Kaplan LLP

601 SW Second Avenue, Suite 1800

Portland, OR 97204

Attn: Kenneth E. Roberts

16.12 Integration; Conflicting Terms. This Agreement (including the exhibits and schedules) together with the other Loan Documents comprises the entire agreement of the parties on the subject matter hereof and supersedes and replaces all prior agreements, oral and written, on such subject matter. If any term of any of the other Loan Documents expressly conflicts with the provisions of this Agreement, the provisions of this Agreement shall control; provided, however, that the inclusion of additional, greater or supplemental rights and remedies of Agent and Lenders or the inclusion of additional or greater obligations and responsibilities of the Loan Parties, in any of the other Loan Documents shall not be deemed a conflict with this Agreement.

16.13 Governing Law. Except to the extent that Agent or any Lender has greater rights and remedies under federal law, this Agreement and the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Oregon without regard to conflicts of law principles, except that matters concerning the validity and perfection of security interests covered thereby shall be governed by the conflicts of law provisions of the applicable Uniform Commercial Code.

16.14 Jurisdiction and Venue. To the fullest extent permitted by Applicable Law, Borrower hereby irrevocably submits to the jurisdiction of any state court or any United States federal court located in or with jurisdiction over Portland, Oregon over any suit, action or proceeding arising out of or relating to the Obligations or the Loan Documents. Borrower hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that Agent may now or hereafter have to the laying of venue in any such court including any objection based on the doctrine of forum non conveniens. Nothing herein shall affect the right of Agent or the Lenders to bring proceedings against Borrower or any other Loan Party in any other court or jurisdiction.

16.15 Documents Satisfactory to Agent and Required Lenders. All information, documents and instruments required to be executed or delivered to Agent shall be in form and substance reasonably satisfactory to Agent and the Required Lenders.

16.16 Exhibits. All exhibits and schedules referred to herein are attached hereto and hereby incorporated by reference as if fully set forth herein.

16.17 Counterparts. This Agreement may be executed in any number of counterparts. Each signed counterpart shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one document.

16.18 Severability. Whenever possible, each provision of this Agreement and each of the other Loan Documents shall be interpreted in such a manner as to be valid and effective under Applicable Law. If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision.

16.19 Construction. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by, each Loan Party, each Lender, the Agent and their respective counsel (or, if any party has not had the Loan Documents reviewed by its counsel, such party has had the opportunity to do so and has voluntarily chosen not to do so). Accordingly, the Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower, the Agent, or any Lender.

16.20 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

16.21 Confidentiality. Agent and each Lender agree to take reasonable precautions, in accordance with customary procedures, to maintain the confidentiality of all non-public information provided to it by any Loan Party under this Agreement or any other Loan Document, which is identified as confidential at the time such Person provides the information, and agrees that it shall not use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with any Loan Party, except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Agent or Lender, or (b) was or becomes available on a non-confidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement with a Loan Party known to Agent or such Lender; provided, however, that Agent or any Lender may disclose such confidential information (q) at the request or pursuant to any requirement of any Governmental Body to which it is subject or in connection with an examination of Agent or such Lender by any such authority; (r) pursuant to subpoena or other court process; (s) when required to do so in accordance with the provisions of any Applicable Law; (t) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective affiliates may be party; (u) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (v) to Agent’s or such Lender’s and its affiliates, directors, officers, employees and agents, including accountants, attorneys and other professional advisors; (w) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (x) as to Agent or any Lender or its affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Loan Party is party or is deemed party with Agent or such Lender or affiliate; and (y) to its affiliates; provided, that with respect to disclosures under clauses (r), (s) and (t), such Lender shall use commercially reasonable efforts to notify the Borrower (unless such notification is prohibited by any Applicable Law) of the proposed disclosure before such disclosure is made to reasonably afford Borrower the opportunity to seek to prevent such disclosure.

16.22 Waiver of Jury Trial. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. EACH PARTY REPRESENTS TO THE OTHER PARTIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

16.23 Disclosure. Under Oregon law, most agreements promises and commitments made by Bank concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower’s residence must be in writing, express consideration and be signed by the Bank to be enforceable.

LITHIA MOTORS, INC.		U.S. BANK NATIONAL ASSOCIATION, as Agent, Lender, and Issuing Lender

By:	/s/ Jeffrey B. DeBoer	By:	/s/ Silvia K. Boulger
Name:	Jeffrey B. DeBoer	Name:	Silvia K. Boulger
Title:	Senior Vice President and Chief Financial Officer	Title:	Vice President and Portfolio Manager

360 E. Jackson Street	13010 SW 68th Parkway
Medford, OR 97501	Portland, OR 97223
Fax: (541) 858-3279	Fax: (503) 872-7562